                                                FILED PURSUANT TO RULE 424(b)(4)
                                                      REGISTRATION NO. 333-23413

                                [INVISION LOGO]

                                2,750,000 SHARES


                                  COMMON STOCK


    Of the 2,750,000 shares of Common Stock offered hereby, 1,875,000 shares are being issued and sold by InVision Technologies, Inc. ("InVision" or the "Company") and 875,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. On May 14, 1997, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $13.94 per share. See "Price Range of Common Stock." As of the date of this Prospectus, the Common Stock is quoted on the Nasdaq National Market under the symbol "INVN."

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                   UNDERWRITING                       PROCEEDS TO
                                    PRICE TO       DISCOUNTS AND     PROCEEDS TO        SELLING
                                     PUBLIC        COMMISSIONS (1)   COMPANY (2)     STOCKHOLDERS
---------------------------------------------------------------------------------
Per Share.....................       $12.00            $0.69           $11.31           $11.31
--------------------------------------------------------------------------
Total (3).....................     $33,000,000      $1,897,500       $21,206,250      $9,896,250
--------------------------------------------------------------------------
--------------------------------------------------------------------------


(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated offering expenses of $675,000 payable by the Company.


(3) The Company and certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 412,500 shares of Common Stock solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, and Proceeds to Selling Stockholders will be $37,950,000, $2,182,125, $21,689,662, and
    $14,078,213, respectively. See "Underwriting."


                               ------------------


    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens & Company"), in San Francisco, California, on or about May 20, 1997.

ROBERTSON, STEPHENS & COMPANY

           PRUDENTIAL SECURITIES INCORPORATED

                      SCHRODER WERTHEIM & CO.

                                 DONALD & CO. SECURITIES INC.


                  The date of this Prospectus is May 15, 1997

                             INVISION Technologies
                    DETECTION TECHNOLOGIES FOR A SAFER WORLD
                        WORLDWIDE OPERATION OF CTX 5000

INVISION TECHNOLOGIES, INC. IS THE WORLDWIDE LEADER IN EXPLOSIVE DETECTION TECHNOLOGY. TO DATE, THE COMPANY'S CTX 5000 IS THE ONLY EDS TO BE CERTIFIED BY THE FAA FOR USE IN THE INSPECTION OF CHECKED LUGGAGE ON COMMERCIAL FLIGHTS. THE COMPANY BELIEVES THAT THE CTX 5000 IS THE ONLY EDS CAPABLE OF RELIABLY DETECTING ALL TYPES OF EXPLOSIVES DESIGNATED BY THE FAA TO BE A THREAT TO COMMERCIAL AVIATION, AND THAT THE CTX 5000 IS SUPERIOR TO COMPETING SYSTEMS BY VIRTUE OF ITS ADVANCED DETECTION TECHNOLOGY.

[Image of CTX 5000 behind baggage line]
CTX 5000 IN OPERATION BEHIND UNITED AIRLINES' INTERNATIONAL CHECK-IN COUNTER AT SAN FRANCISCO INTERNATIONAL AIRPORT, U.S.A.

[Image of CTX 5000 operator console room]
CTX 5000 OPERATOR CONSOLE ROOM AT MANCHESTER INTERNATIONAL AIRPORT, UNITED KINGDOM.

[Image of CTX 5000 incorporated into baggage line]
CTX 5000 INCORPORATED INTO BAGGAGE LINE AT MANCHESTER INTERNATIONAL AIRPORT, UNITED KINGDOM.

[Image of CTX 5000 incorporated into baggage line]
CTX 5000 INCORPORATED INTO BAGGAGE LINE AT HARTSFIELD INTERNATIONAL AIRPORT, ATLANTA, U.S.A.

                             INVISION TECHNOLOGIES
                    DETECTION TECHNOLOGIES FOR A SAFER WORLD
                         Advanced Detection Capability

INVISION'S CTX 5000 EMPLOYS CT TECHNOLOGY WHICH WAS PIONEERED IN THE MEDICAL FIELD IN THE 1970'S AND ENHANCED FOR USE IN EXPLOSIVE DETECTION BY THE COMPANY'S ENGINEERS IN THE 1990'S.

THE FOLLOWING SCHEMATICS ILLUSTRATE THE COMPREHENSIVE DETECTION CAPABILITIES OF THE CTX 5000:

ACTUAL OBJECT                        X-RAY IMAGE                        CT IMAGE

[Image of three sticks of dynamite and x-ray image thereof]

AN ENHANCED X-RAY DEVICE PRODUCES AN IMAGE WHERE THE CONTENTS OF A BAG ARE SUPERIMPOSED, ONE ON TOP OF THE OTHER. AN X-RAY IMAGE ALONE HAS LIMITED CAPABILITY FOR FINDING EXPLOSIVES.

[Images of the three sticks of dynamite in the CT plane and resulting x-ray and CT Image]

CTX 5000 PRODUCES BOTH X-RAY AND THIN CROSS-SECTIONAL IMAGES. THESE CT IMAGE SLICES DO NOT SUFFER FROM SUPERIMPOSITION OF BAG CONTENTS. THIS UNIQUE VIEW OF LUGGAGE ALLOWS AN OPERATOR TO QUICKLY AND CONFIDENTLY RESOLVE ALARMS.

[Images of the three sticks of dynamite in two CT planes and resulting x-ray and CT Image]

CTX 5000 AUTOMATICALLY ACQUIRES MULTIPLE CT IMAGES AND RAPIDLY ANALYZES ITEMS IN THE BAG, ACQUIRING DATA ABOUT A THREAT'S MASS, LOCATION AND DENSITY. IF A THREAT IS DETECTED, THE X-RAY AND CT IMAGES COMBINE TO CLEARLY INDICATE SUSPICIOUS ITEMS FOR THE OPERATOR.

THREAT RESOLUTION

[Image of suitcase on the CTX 5000 x-ray image monitor next to an image of the same suitcase on the CTX 5000 CT image monitor]

                          CTX 5000 X-RAY IMAGE MONITOR

                           CTX 5000 CT IMAGE MONITOR

ONCE A THREAT IS DETECTED, THE CTX 5000 PRESENTS IMAGES ON TWO MONITORS:

    - THREATS ARE OUTLINED IN RED FOR CLEAR IDENTIFICATION.

    - CT SLICE POSITIONS ARE SHOWN USING VERTICAL LINES ON THE X-RAY IMAGE.

    - THREAT POSITION VERTICAL LINES ARE COLORED RED.

    - THREATS ARE AUTOMATICALLY OUTLINED BY A RED BOX AND HIGHLIGHTED IN RED.

    - METALS, INCLUDING ELECTRONICS, ARE COLORED BLUE.

    - DETONATORS ARE COLORED GREEN.

AUTOMATIC THREAT DETECTION

AUTOMATIC THREAT DETECTION MEANS CTX 5000 CLEARS MOST LUGGAGE WITHOUT OPERATOR INTERVENTION AND FATIGUE. THE THREAT IS CLEARLY HIGHLIGHTED IN RED, AND BOXED, TO PRECISELY FOCUS THE OPERATOR'S ATTENTION. MULTIPLE CROSS-SECTIONAL CT IMAGES COMPLETELY REVEAL THE THREAT AND ITS CONFIGURATION.

[Picture of an open radio with semtex explosives and detonator electronics in it in an open suitcase and next to it the CTX 5000 x-ray and CT monitor images of the same suitcase]

                 MILITARY EXPLOSIVE: SEMTEX CONCEALED IN RADIO

CTX 5000 DETECTS THE RADIO BOMB'S EXPLOSIVE AND HIGHLIGHTS ITS DETONATOR AND ELECTRONICS. THE CTX 5000 AUTOMATICALLY ALARMS AND IDENTIFIES THE THREAT CONCEALED BEHIND A CIRCUIT BOARD.

[Picture of a sheet explosive in the lining of an open suitcase and next to it the CTX 5000 x-ray and CT monitor images of the same suitcase]

                 SHEET EXPLOSIVE: DETASHEET IN SUITCASE LINING

CTX 5000 REVEALS THE SHEET EXPLOSIVE HIDDEN IN THE SUITCASE'S LINING. THE CTX 5000 AUTOMATICALLY ALARMS AND HIGHLIGHTS THIS EXPLOSIVE.

[Picture of three sticks of dynamite and detonator in an open bag containing various items, including a champagne bottle, and next to it the CTX 5000 x-ray and CT monitor images of the 3 sticks of dynamite of the same bag]

                   COMMERCIAL EXPLOSIVE: POWERPRIMER DYNAMITE

CTX 5000 AUTOMATICALLY DETECTS AND HIGHLIGHTS THE DYNAMITE. THE UNCLUTTERED CT IMAGE CLEARLY SHOWS THE DYNAMITE'S LOCATION REGARDLESS OF ITS PROXIMITY TO BAG CONTENTS. THERE IS NO INTERFERENCE FROM THE CHAMPAGNE BOTTLE.

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    -----
Prospectus Summary.............................................................................           4
Forward Looking Statements.....................................................................           6
Risk Factors...................................................................................           6
Use of Proceeds................................................................................          16
Price Range of Common Stock....................................................................          16
Dividend Policy................................................................................          16
Capitalization.................................................................................          17
Dilution.......................................................................................          18
Selected Consolidated Financial Data...........................................................          19
Management's Discussion and Analysis of Financial Condition and Results of Operations..........          20
Business.......................................................................................          27
Management.....................................................................................          39
Certain Transactions...........................................................................          44
Principal and Selling Stockholders.............................................................          46
Description of Capital Stock...................................................................          48
Shares Eligible for Future Sale................................................................          51
Underwriting...................................................................................          52
Legal Matters..................................................................................          54
Experts........................................................................................          54
Additional Information.........................................................................          54
Index to Consolidated Financial Statements.....................................................         F-1

                               ------------------

    "InVision" is a registered trademark of the Company and "CTX 5000" and the "InVision" logo are trademarks of the Company. Certain other trademarks of the Company and other companies are used in this Prospectus.

    The Company was founded in September 1990. The Company's headquarters are located at 3420 E. Third Avenue, Foster City, California, 94404 and its telephone number is (415) 578-1930.

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                               ------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS."

                                  THE COMPANY

    InVision Technologies, Inc. ("InVision" or the "Company") is the worldwide leader in explosive detection technology. The Company develops, manufactures, markets and supports an explosive detection system ("EDS") for civil aviation security based on advanced computed tomography ("CT" or "CAT Scan") technology. To date, the Company's CTX 5000 is the only EDS to be certified by the Federal Aviation Administration ("FAA") for use in the inspection of checked luggage on commercial flights. Historically, the FAA has been the leader in establishing standards for aviation security worldwide, and the Company believes that airports around the world will migrate over time towards security policies consistent with those of the FAA. As a result, the Company believes that the CTX 5000 is well positioned to become the industry standard. In December 1996, the Company received an order from the FAA for 54 CTX 5000 systems to be installed at the busiest U.S. airports. For the fiscal year ended December 31, 1996 and the quarter ended March 31, 1997, the Company had revenues of $15.8 million and $9.4 million, respectively, and at March 31, 1997 had orders in backlog in the amount of $68.6 million. As of March 31, 1997, 37 CTX 5000 systems had been shipped to 13 airports in eight countries around the world.

    The Company believes that the CTX 5000 is the only EDS capable of reliably detecting all types of explosives designated by the FAA to be a threat to commercial aviation, and that the CTX 5000 is superior to competing systems by virtue of its advanced detection technology. The CTX 5000 is capable of capturing and processing substantially more data than other explosive detection systems, and of rendering three-dimensional images of suspicious objects. By combining the superior capability of CT technology and advanced software for image processing with simple user interfaces, the Company's CTX 5000 is capable of providing high detection and low false alarm rates, as well as advanced threat resolution capability and increased operator efficiency.

    There are over 600 airports worldwide providing scheduled service for an aggregate of approximately 2.5 billion passengers per year. Of these airports, over 400 are located in the United States, and a substantial portion of the remainder are located in Europe and the Asia/Pacific region. It is estimated that it would cost approximately $2.2 billion to equip the 76 largest airports in the United States with certified explosive detection systems.

    In recent years, increased incidents of bombings and airline terrorism have contributed to an enhanced perception of the threat of terrorism among the general public. According to a report of the President's Commission on Aviation Security and Terrorism dated May 15, 1990, there were 41 bombings against civilian aviation targets worldwide between 1975 and 1989. According to Time Magazine, there were 10,222 bombings in the United States between 1983 and 1993. According to a CBS poll conducted in July 1996, airline passengers have expressed a willingness to pay more for airline travel and endure delays if such actions will decrease the threat of successful airline bombings. Following the December 1988 bombing of Pan American Flight 103, the United States enacted the Aviation Security Improvement Act of 1990, in response to which the FAA sponsored the development of advanced explosive detection technology, established protocols for the certification of such technology, and began to set forth the guidelines for its worldwide implementation. To date, the FAA has spent approximately $150 million on development related to high detection technology and, subsequent to a report of the White House Commission on Aviation Safety and Security, Congress has recently appropriated $144 million for the purchase of EDS to be deployed at major airports in the United States.

    The Company's objective is to become the leading provider of explosive detection systems worldwide and to extend its technology expertise to address broader applications for detection. Specific elements of the Company's growth strategy are to enhance its technological leadership, expand its sales and marketing organization, leverage its detection technology expertise to enter new markets for detection, and selectively pursue strategic relationships and acquisitions.

                                  THE OFFERING


Common Stock Offered by the Company...  1,875,000 shares
Common Stock Offered by the Selling
  Stockholders........................  875,000 shares
Common Stock to be Outstanding after
  the Offering........................  11,091,000 shares(1)
Use of Proceeds.......................  To purchase capital equipment and undertake facility improvements, to fund
                                        research and development, for working
                                        capital and other general corporate
                                        purposes, and to pursue possible
                                        acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbol.........  INVN


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                                                                    THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                       ----------------------------------------------------   -------------------------
                                        1992     1993     1994       1995          1996          1996          1997
                                       -------  -------  -------  -----------   -----------   -----------   -----------
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
  Revenues...........................  $    --  $    --  $    --  $  9,066      $ 15,841      $     3,922   $  9,377
  Gross profits......................       --       --       --     2,289         6,105            1,469      4,669
  Income (loss) from operations......   (2,044)  (3,025)  (3,324)   (2,988)(2)    (2,233)(2)         (185)       760(2)
  Net income (loss)..................   (2,196)  (3,307)  (3,727)   (3,292)       (3,572)(3)       (1,215)(3)      642
  Net income (loss) per share(4).....                             $  (0.50)     $  (0.44)     $     (0.17)  $   0.06
  Shares used in per share
    calculations(4)..................                                6,642         8,142            7,081     10,272


                                                                                               MARCH 31, 1997
                                                                                           -----------------------
                                                                                           ACTUAL   AS ADJUSTED(5)
                                                                                           -------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash...................................................................................  $ 2,251     $22,788
  Working capital........................................................................    7,283      27,820
  Total assets...........................................................................   19,509      40,046
  Long-term liabilities..................................................................      110         110
  Total stockholders' equity.............................................................    9,845      30,382


------------------------

(1) Based on the number of shares outstanding on March 31, 1997. Excludes, as of such date, (i) approximately 1,087,000 shares of Common Stock issuable upon exercise of options outstanding, of which options to purchase approximately 730,000 shares were exercisable at a weighted average exercise price of $0.80 per share, (ii) 180,000 shares of Common Stock issuable upon exercise of warrants outstanding at an exercise price of $6.60 per share, (iii) approximately 835,000 shares reserved for future grants under the Company's Equity Incentive Plan, and (iv) 300,000 shares reserved for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan. Common Stock outstanding after the Offering includes 10,832 shares to be issued upon the exercise of options by the Selling Stockholders, all of which shares are being sold in this Offering. See "Management--Equity Incentive Plans," "Principal and Selling Stockholders," "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements.

(2) The Company recorded non-cash charges related to grants of stock options having exercise prices below the fair market value on the date of grant to employees and directors in the amounts of $369,000, $489,000 and $90,000, respectively, in 1995, 1996 and the three months ended March 31, 1997. See
     Note 8 of Notes to Consolidated Financial Statements.
(3) The Company recorded a non-cash charge resulting from amortization of a bridge loan warrant discount in the amount of $1.3 million in 1996, including $949,000 in the three months ended March 31, 1996. See Note 6 of Notes to Consolidated Financial Statements.
(4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute per share amounts.

(5) As adjusted to give effect to (i) the exercise of options to purchase 10,832 shares of Common Stock to be sold in this Offering by the Selling Stockholders at an exercise price of $0.55 per share, (ii) the sale of the 1,875,000 shares of Common Stock offered by the Company hereby at the public offering price of $12.00 per share, and (iii) the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."



    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (i) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (ii) THE EXERCISE OF OPTIONS TO PURCHASE 10,832 SHARES OF COMMON STOCK TO BE SOLD IN THIS OFFERING BY THE SELLING STOCKHOLDERS AT AN EXERCISE PRICE OF $0.55 PER SHARE AND THE APPLICATION OF PROCEEDS THERE FROM, AND (iii) NO EXERCISE OF WARRANTS OUTSTANDING OR THE REMAINING OPTIONS OUTSTANDING ON MARCH 31, 1997 TO PURCHASE AN AGGREGATE OF APPROXIMATELY 1,267,000 SHARES OF COMMON STOCK. ALL REFERENCES TO THE COMPANY'S FISCAL YEARS REFER TO THE PERIODS ENDING DECEMBER 31.

                           FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF THE COMPANY'S SINGLE PRODUCT, FLUCTUATIONS IN THE COMPANY'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF THE COMPANY'S PRODUCT, INCLUDING THE LOSS OF THE COMPANY'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF THE COMPANY'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF THE COMPANY'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF THE COMPANY'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO THE COMPANY'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND ELSEWHERE IN THIS PROSPECTUS.

                                  RISK FACTORS

    The Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

    The Company commenced operations in September 1990, remained in the development stage through 1994 and received its first revenues from product sales in the first quarter of 1995. The Company has experienced net losses for each quarter and year since inception through December 31, 1996 and, as of March 31, 1997, had an accumulated deficit of approximately $18.9 million. There can be no assurance that the Company will achieve profitability on a quarterly or annual basis or, if it is achieved, that profitability can be maintained. The Company expects to expand its manufacturing, research and development, sales and marketing, and administrative capabilities. The anticipated increase in the Company's operating expenses caused by this expansion could have a material adverse effect on the Company's business, financial condition and results of operations if revenues do not increase at an equal or greater rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

    The CTX 5000 currently is the only product offered by the Company and the Company derives substantially all of its revenues from the sale of CTX 5000 units. The Company's orders to date have been received from a limited number of customers and the substantial majority of these have been from a single customer, the FAA. The commercial success of the CTX 5000 will depend upon its acceptance by domestic and international airports, government agencies and airlines as a useful and cost-effective alternative to less expensive, higher throughput (i.e. bags per hour) competing products employing different technologies. The large capital commitment (approximately $1.0 million) required to purchase the CTX 5000 may limit the marketability of the CTX 5000. In addition, the Company's failure to compete successfully with respect to throughput, the ability to scan all sizes of baggage, the ease of integration of the CTX 5000 into existing baggage handling systems and other factors could delay, limit or prevent market acceptance of the CTX 5000. Moreover, the market for EDS technology is largely undeveloped, and the Company believes that the overall demand for EDS technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue EDS technology. As a result, there can be no assurance the Company will be able to achieve market penetration, revenue growth or profitability. See "Business--Competition" and "--Industry Background."

FLUCTUATIONS IN OPERATING RESULTS

    The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by custom requirements of customers or ability of the customer to accept shipment; the timing of enhancements to the CTX 5000 by the Company or new products by its competitors; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the CTX 5000 in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the CTX 5000; the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's systems revenues in any period are derived from sales of multiple CTX 5000 systems to a limited number of customers and are recognized upon shipment which, in view of the high cost of one CTX 5000, causes minor variations in the number of orders, or the timing of shipments, to substantially affect the Company's quarterly revenues. Because a significant portion of the Company's quarterly operating expenses are, and will continue to be, relatively fixed in nature, such revenue fluctuations will cause the Company's quarterly and annual operating results to vary substantially. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not meaningful and cannot be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations." Because of all of the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Common Stock.

DEPENDENCE ON SUPPLIERS

    Certain key components used in the Company's products have been designed by the Company to its specifications and are currently available only from one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue a product or withhold supply for any reason, the Company may be unable to acquire such product from alternative sources within a reasonable period of time. The Company also uses a variety of independent third party manufacturers and subassemblers. The inability of the Company to develop alternative sources for single or sole source components, to find alternative third party manufacturers or subassemblers, or to obtain sufficient quantities of these components could result in delays or interruptions in product shipments, which could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. The Company expects competition to increase as other companies introduce additional and more competitive products in the EDS market and as the Company develops additional capabilities and enhancements for the CTX 5000 and new applications for its certified technology. Historically, the principal competitors in the market for explosive detection systems have been InVision, Vivid Technologies, Inc., EG&G Astrophysics, Heimann Systems GmbH, Thermedics Detection Inc., and Barringer Technologies Inc. Each of these competitors provides EDS solutions and products for use in the inspection of checked luggage, although to date only the Company's CTX 5000, operating as two units in parallel to meet the throughput requirement, has been certified by the FAA. The Company is aware of certain major corporations competing in other markets that intend to enter the EDS market. In particular, in January 1996 Lockheed Martin Corporation received a grant in the amount of approximately $8.5 million from the FAA for the design and development of a CT-based EDS over a two-year period. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions for EDS products, which could have a material adverse effect on the Company's business, financial condition and results of operations. Each of the Company's competitors may have substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully with its competitors or with new entrants to the EDS market.

    The Company believes that its ability to compete in the EDS market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of checked baggage. Although the Company believes that the CTX 5000 is superior to its competitors' products in its explosive detection capability and accuracy, the CTX 5000 must also compete on the basis of price, throughput, the ability to handle all sizes of baggage, and the ease of integration into existing baggage handling systems. Certain of the Company's competitors may have an advantage over the Company's existing technology with respect to these factors. Currently, the CTX 5000 has an average selling price of approximately $1.0 million, compared to substantially lower prices for systems offered by the Company's competitors; has a throughput rate of approximately 300 bags per hour ("bph"), compared to rates claimed to exceed 1,000 bph by certain of the Company's competitors; has a gantry size which limits the ability of the unit to accept all sizes of baggage; and requires that the baggage remain still while being scanned, making it difficult to integrate into the continuously moving baggage handling systems found in most airports. There can be no assurance that the Company will be successful in convincing potential customers that the CTX 5000 is superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the Company's system. Further, there can be no assurance that the Company will be able to enhance the CTX 5000 to better compete on the basis of cost, throughput, accommodation of baggage size and ease of integration, or that the Company will otherwise be able to compete successfully with existing or new competitors. The failure of the Company to develop such enhancements or otherwise successfully compete in the EDS market for any of the above reasons would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS; LENGTHY SALES CYCLE

    In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders of multiple units from a limited number of customers. While the number of individual customers may vary from period to period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the first quarter of 1997, approximately $8.3 million, or 88.9%, of the Company's revenues were generated from sales to the Company's three largest customers. During the fiscal year ended December 31, 1996, revenues from the Company's six largest customers were approximately $14.0 million, or 88.4%, of the Company's revenues. During the fiscal year ended December 31, 1995, revenues from the Company's three largest customers were approximately $6.8 million, or 75.0%, of the Company's revenues. To date, all orders from United States customers have been entirely funded by the FAA, and the Company's largest sales contract to date, for 54 CTX 5000 systems, is with the FAA. There can be no assurance that such funding or sales will continue in the future. The Company's inability to obtain sufficient multiple orders or the failure of the FAA to continue such purchases or funding would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the timing and shipment of such orders could cause the operating results in any quarter to differ from the projections of securities analysts, which could adversely affect the trading price of the Common Stock. Losses arising from customer disputes regarding shipping schedules, product condition or performance, or the Company's inability to collect accounts receivable from any major customer could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Recent Developments."

    The sales process of the CTX 5000 is often protracted due to the lengthy approval processes that typically accompany large capital expenditures. The Company's revenues depend in significant part upon the decision of a government agency to upgrade and expand existing facilities, alter workflows and hire additional technical expertise in addition to procuring the CTX 5000, all of which involve a significant capital commitment as well as significant future support costs. The sales cycle of the CTX 5000 is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 and install and assimilate the CTX 5000. Typically, six to twelve months may elapse between a new customer's initial evaluation of the Company's system and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 as the customer site is prepared and the CTX 5000 is manufactured. During this period the Company expends substantial funds and management resources but recognizes no associated revenue. See "--Fluctuations in Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Quarterly Results of Operations."

PUBLIC AGENCY CONTRACT AND BUDGET CONSIDERATIONS

    Substantially all of the Company's customers to date have been public agencies or quasi-public agencies. In contracting with public agencies, the Company is subject to public agency contract requirements which vary from jurisdiction to jurisdiction and which are subject to budgetary processes and expenditure constraints. Budgetary allocations for explosive detection systems are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors, including the public's perception of the threat of commercial airline bombings. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased capital expenditures in certain areas. The Company's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for explosive detection technology deployment could materially and adversely affect the Company's business, financial condition and results of operations. Future sales to public agencies will depend, in part, on the Company's ability to meet public agency contract requirements, certain of which may be onerous or even impossible for the Company to satisfy. In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. There can be no assurance that the Company will be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases will not result from protests initiated by losing bidders. See "Business--Sales and Marketing."

LIMITED FIELD OPERATIONS; DEPENDENCE ON OPERATOR PERFORMANCE

    As of March 31, 1997, 37 CTX 5000 systems had been shipped to 13 airports in eight countries around the world. A majority of these units were installed since January 1996, and the Company's customers have only limited experience with the operation of the CTX 5000 in high-volume airport operations. Many of the factors necessary to make the overall baggage scanning system a success, such as the CTX 5000's integration with the baggage handling system, ongoing system maintenance and the performance of operators, are beyond the control of the Company. In particular, once the CTX 5000 identifies a threat, the operator must make a determination whether the threat is actual or a false alarm and, therefore, whether or not to allow the bag to continue onto the aircraft. Unsatisfactory performance of operators can lead to reduced efficacy of the CTX 5000. The failure of the CTX 5000 to perform successfully in deployments, whether due to the limited experience of the Company's customers with the CTX 5000, operator error or any other reason, may have an adverse effect on the market's perception of the efficacy of the CTX 5000, which in turn could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE; MANAGEMENT OF GROWTH

    As of March 31, 1997, the Company had produced a total of 40 CTX 5000 systems and had not sustained then current production levels for any significant period of time. As a result of the FAA's recent order of 54 CTX 5000 systems, the Company is in the process of substantially increasing its rate of manufacture of the CTX 5000, which has placed significant demands on the Company's management, working capital and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems when necessary, or difficulties encountered during such upgrades, could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the increase in production capability will depend in part upon the Company's ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to establish such production capability or to increase its revenues sufficiently to compensate for the increase in operating expenses resulting from current or any future expansion would have a material adverse effect on the Company's business, financial condition and results of operations.

    To accommodate the recent increase in the manufacturing rate, the Company has entered into a lease for a new, substantially larger, manufacturing facility. The ability of the Company to successfully transition its manufacturing operation to this new facility is subject to a variety of factors, including the ability to install appropriate equipment, adapt to a new working environment, and quickly and efficiently move to the new facility. The operations of this new facility will also require the Company to incur substantially larger fixed costs than it has experienced in the past. Unforeseen delays and complications that may arise in the transition to the new facility which could interrupt the Company's manufacturing rate, failure of the FAA to perform under the December 1996 purchase contract, or failure to maintain an order rate sufficient to fully utilize this new manufacturing facility each could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Recent Developments," "--Manufacturing" and "--Facilities."

NO ASSURANCE OF CONTINUED CERTIFICATION; RISK OF CERTIFICATION OF COMPETING
  TECHNOLOGIES; RISK OF CHANGING STANDARDS

    The FAA has the responsibility for setting and maintaining performance standards for explosive detection systems for all U.S. airlines, both in the United States and abroad. The FAA Final Criteria for Certification of EDS, published in September 1993, requires, among other things, a throughput of 450 bph for an explosive detection system. The Company's CTX 5000 unit currently has been tested by the FAA at less than 450 bph and therefore has not been certified as a single unit. The CTX 5000, when combined in a system consisting of two units, was certified by the FAA in 1994. To date no other EDS has been certified by the FAA. There currently is no requirement that U.S. airlines or airports (or international airlines or airports) deploy FAA-certified explosive detection systems or that U.S. airlines or airports (or most international airlines or airports) deploy explosive detection systems at all. Should the standards be lowered, resulting in other lower priced or higher throughput explosive detection systems becoming certified, or should other competitive systems otherwise become certified, the Company would lose a significant competitive advantage. Under such circumstances, there can be no assurance that the Company's product would be able to compete successfully with these systems. Accordingly, the certification by the FAA of any competing EDS could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, should the FAA increase its certification standards, there can be no assurance that the CTX 5000 would meet such standards. See "Business--Industry Background."

    The Company intends to continue to modify the CTX 5000 in an effort to make throughput enhancements, cost reductions and other modifications to the CTX 5000 based upon the availability of adequate funds. Any such modifications or updated versions of the CTX 5000 may require FAA approval in order to retain certification or may require re-certification. There can be no assurance that any such modifications will be approved or, if required, certified by the FAA, and the failure to gain approval or certification for such products could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its long-term success will depend in part upon the ability to manufacture an EDS that meets or exceeds the throughput standards of the FAA Final Certification Criteria without being combined with another unit. See "Business--Product Development."

COMPETITION FOR FAA GRANTS

    The U.S. Government currently plays an important role in funding the development of EDS technology and sponsoring its deployment in U.S. airports. As of March 31, 1997, the Company had received $8.0 million from FAA grants and contracts, and expects to receive an additional $2.7 million for further throughput enhancement and cost reduction activities in 1997. The Company is also aware that Lockheed Martin Corporation was awarded a grant of approximately $8.5 million in January, 1996 from the FAA for the design and development of a CT-based EDS over a two-year period. There can be no assurance that additional research and development funds from the FAA will become available in the future or that the Company will receive any such additional funds. Failure by the FAA to continue to sponsor the Company's technology could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the grant to Lockheed Martin Corporation and any future grants to the Company's other competitors may improve such competitors' ability to develop and market high detection EDS technology and cause the Company's customers to delay any purchase decisions, which could have a material adverse effect on the Company's ability to market the CTX 5000 and on the Company's business, financial condition and results of operations. See "Business-- Product Development."

DEPENDENCE ON KEY PERSONNEL

    The Company's performance depends in part on the expertise of certain technical personnel with skills in the disciplines of x-ray physics, image reconstruction and expert systems design. In addition, much of the Company's proprietary technology is known only by certain technical employees and might be unavailable should such individuals leave the Company. The number of scientists qualified to perform the development required by the Company is extremely limited. The Company also depends on the skills of certain key management personnel. While the Company maintains key-man life insurance for Dr. Sergio Magistri, its President and Chief Executive Officer, in the amount of $3.0 million, the Company does not maintain key person life insurance for any of its other employees and has employment agreements with only four of its executive officers, which agreements the employees may terminate at will. There can be no assurance that these individuals will continue employment with the Company. The loss of certain key personnel or failure of the Company to attract and retain new key personnel, particularly as the Company seeks to expand, could materially adversely affect the Company's business, financial condition and results of operations. See "Management."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's performance depends in part upon its proprietary technology. In the United States, the Company relies upon patents, copyrights and trade secrets for the protection of the proprietary elements of the CTX 5000 and the Company's CT technology. There can be no assurance, however, that the Company could enforce such patents, trade secrets or copyrights. The Company has two United States patents for automatic concealed object detection systems using a pre-scan stage which expire in the years 2010 and 2011 (the "Patents"). There can be no assurance that the Patents would be effective in preventing CT-based competition. In accordance with certain Federal Acquisition Regulations included in the Company's development contract, dated September 27, 1991, with the FAA (the "FAA R&D Contract"), the United States Government has rights to use certain of the Company's proprietary technology developed after the award of the FAA R&D Contract and funded by the FAA R&D Contract. The U.S. Government may use such rights to produce or have produced for the U.S. Government competing products using the Company's CT technology. In the event that the U.S. Government were to exercise these rights, the Company's exclusivity in supplying the U.S. Government with certified CT-based explosive detection systems could be materially adversely affected.

    The Company generally enters into confidentiality agreements with each of its employees, and on a case-by-case basis enters into similar agreements with distributors, customers, and potential customers. In addition, the Company limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing foreign counterparts of the Patents has expired, and the Company has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron Inc.) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of a foreign counterparts to the Patents could adversely affect the Company's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar, functionally equivalent or superior technology.

    The Company in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by the Company or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company. If the Company's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend the Company against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to the Company and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of the Company. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities (including treble damages in certain circumstances), or prevent the Company from selling its products. If infringement claims are asserted against the Company, the Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to the Company and protect trade secrets or know-how owned or licensed by the Company and, whether or not the Company is successful in defending such intellectual property, the Company could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Intellectual Property and Proprietary Rights."

INTERNATIONAL BUSINESS; FLUCTUATION IN EXCHANGE RATES; RISK OF CHANGE IN FOREIGN
  REGULATIONS

    The Company markets its products to customers outside of the United States and, accordingly, is exposed to the risks of international business operations, including unexpected changes in regulatory requirements, changes in foreign control legislation, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluation, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, and potentially negative tax consequences. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY RISKS; RISK OF FAILURE TO DETECT EXPLOSIVES; AVAILABILITY OF
  INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the manufacturing and sale of explosive detection systems. There are many factors beyond the control of the Company that could lead to liability claims, such as the reliability of the customer's operators, the training of the operators after the initial installation and training period, and the maintenance of the units by the customers. For these and other reasons, including software and hardware limitations and malfunctions of the CTX 5000, there can be no assurance that the systems will detect all explosives hidden in the luggage scanned. The Company does not believe that it would be liable for any such claims, but the cost of defending any such claims would be significant and any adverse determination may be in excess of the Company's insurance coverage. Moreover, the failure of the CTX 5000 to detect an explosive would also result in negative publicity which could have a material adverse effect on sales and may cause customers to cancel orders already placed, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's customers require the Company to maintain insurance at certain levels. The Company currently has product liability insurance in the amount of $150 million. There can be no assurance that additional insurance coverage, if required by customers or otherwise, could be obtained on acceptable terms, if at all.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    An element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Although the Company has no present understandings, commitments or agreements with respect to any material acquisition of any businesses, products or technologies, the Company may make acquisitions of businesses, products or technologies in the future. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

CONCENTRATION OF OWNERSHIP; CONTROL BY MANAGEMENT


    Upon completion of this offering, the Company's principal stockholder, HARAX Holding, S.A. ("HARAX"), and its affiliates will hold approximately 26.0% of the Company's Common Stock (23.4% if the Underwriters' over-allotment option is exercised in full), and the present directors and executive officers of the Company and their affiliates will, in the aggregate, beneficially own 13.6% of the outstanding Common Stock (12.8% if the Underwriters' over-allotment option is exercised in full), in each case including shares issuable pursuant to stock options exercisable within 60 days of March 31, 1997. Consequently, HARAX together with the Company's directors and executive officers, acting in concert, will have the ability to significantly affect the election of the Company's directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. In addition, HARAX, acting alone, will have the power to significantly affect matters relating to the Company's affairs and business. See "Principal and Selling Stockholders."


ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to five million shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, in the event of certain transactions by which the Company is acquired or becomes controlled by a single investor or group of investors, the Board of Directors pursuant to the Company's Employee Stock Purchase Plan, has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. Furthermore, the Company's Certificate of Incorporation provides for a staggered board and does not permit stockholder action by written consent, both of which may have the effect of delaying or preventing changes in control or management of the Company. The Company also is subject to the provisions of Section 203 of the Delaware General Corporation Law, which places restrictions on business combinations with certain interested stockholders. The above factors, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of the Common Stock offered hereby. See "Description of Capital Stock-- Delaware Law and Certain Charter Provisions."

VOLATILITY OF STOCK PRICE; DILUTION

    Since the Company's initial public offering in April 1996, the price of the Company's Common Stock has fluctuated widely, with sales on the Nasdaq SmallCap Market ranging from, on a post-split basis, $4.63 to $17.88. See "Price Range of Common Stock." Although the Common Stock has been approved for quotation on Nasdaq National Market, there can be no assurance that a more orderly and active trading market will develop for the Common Stock or, if one does develop, that it will be maintained. The market price of the shares of Common Stock, like that of the common stock of many other high technology companies, is highly volatile. The Company believes that factors such as the crash of TWA Flight 800, the Gore Commission report and the entering into of the FAA contract for 54 CTX 5000 systems have greatly affected the fluctuation in the Company's Common Stock trading price. In the future such events, as well as announcements of technological innovations or new products by the Company or its competitors and general market conditions, may have a significant effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock. Purchasers of the Common Stock offered hereby will experience immediate, substantial dilution in the net tangible book value per share of the Common Stock from the public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


    Sales of substantial amounts of Common Stock in the public market following this Offering could have an adverse effect on the trading price of the Common Stock. Upon completion of this Offering, based on shares outstanding as of March 31, 1997, the Company will have outstanding approximately 11,091,000 shares of Common Stock assuming no exercise of options after March 31, 1997 other than the options to purchase 10,832 shares that will be exercised by Selling Stockholders and sold in this Offering. Of such shares outstanding, approximately 6,739,000 shares, including the 2,750,000 shares offered hereby (approximately 7,152,000 and 3,163,000 shares, respectively, if the Underwriters' overallotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining approximately

4,352,000 shares of Common Stock outstanding upon completion of this Offering are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144. As a result of lock-up agreements between certain securityholders and the representatives of the Underwriters, approximately 4,564,000 shares of the Company's Common Stock (excluding shares offered hereby) may not be sold for a period of 120 days from the effective date of the registration statement of which this Prospectus is a part, which restriction may be waived at the sole discretion of Robertson, Stephens & Company LLC. Of the shares subject to lock-up agreements, 479,318 shares have been pledged to secure a margin loan and, in the event of a margin call, may be sold by the lender immediately without regard to the lock-up agreement. Following the lock-up period, all of the shares subject to the lock-up agreements will be available for immediate sale, subject in certain cases to the holding period, volume limitations and other restrictions under Rule 144.


    The Company has entered into an agreement with a stockholder pursuant to which 479,318 shares are currently registered for resale under the Securities Act, and has entered into agreements with certain of its stockholders and others pursuant to which such persons following this Offering have the right to require the Company to register up to an aggregate of 482,493 additional shares of Common Stock for resale under the Securities Act. Of such shares, 302,493 are currently outstanding and the remaining 180,000 shares are issuable upon the exercise of currently outstanding warrants. See "Description of Capital Stock--Registration Rights" and "Certain Transactions."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of 1,875,000 shares of Common Stock offered by the Company hereby (1,917,742 if the Underwriters' over-allotment option is exercised in full) at the public offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, and not including the proceeds from the exercise of options to purchase 10,832 shares of Common Stock to be sold in this Offering by the Selling Stockholders, are estimated to be approximately $20,531,000 ($21,015,000 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company anticipates that the net proceeds will be used (i) for facility improvements totaling approximately $2.0 million in connection with a move of the Company's principal executive offices and manufacturing facility and to purchase approximately $1.5 million of capital equipment, (ii) to fund research and development, and (iii) for working capital and other general corporate purposes.


    A portion of the proceeds also may be used to acquire or invest in complementary businesses, products or technologies. From time to time, the Company evaluates potential acquisitions of such businesses, products or technologies in the ordinary course of business. The Company has no present understandings, commitments or agreements with respect to any material acquisition of any businesses, products or technologies. See "Risk Factors--Risks Associated with Potential Acquisitions."

    Pending the foregoing uses, the Company intends to invest the net proceeds from this Offering in short-term, interest bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

    On April 23, 1996, the Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "INVN". Prior to that date, there was no public market for the Common Stock. The following table sets forth, for the periods indicated, the high and low bid quotations of the Common Stock as reported on the Nasdaq SmallCap Market giving effect to the Company's 2-for-1 stock split effected on February 7, 1997 as if the stock split had occurred on April 23, 1996. These over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent the sales prices in actual transactions.


                                                                                           THE NASDAQ
                                                                                        SMALLCAP MARKET
                                                                                       ------------------
                                                                                        HIGH        LOW
                                                                                       -------    -------
Fiscal 1996
  Second quarter (from April 23, 1996)..............................................   $ 6 5/8    $ 5 5/8
  Third quarter.....................................................................    17 1/16     4 5/8
  Fourth quarter....................................................................    17 5/16    10 7/8

Fiscal 1997
  First quarter.....................................................................   $17 3/4    $13 5/8
  Second quarter (through May 14, 1997).............................................    16 1/4     12 1/2



    On May 14, 1997, the last sale price of the Common Stock on the Nasdaq SmallCap Market was $13.94 per share. On March 31, 1997 there were approximately 175 stockholders of record of Common Stock, and the Company believes its shares were held beneficially by approximately 4,000 owners on such date. As of the date of this Prospectus, the Common Stock is quoted on the Nasdaq National Market.


                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock and it is currently the intention of the Board of Directors not to pay cash dividends in the foreseeable future. The Company plans to retain future earnings, if any, to finance its operations. In addition, the Company's bank credit facility prohibits the payment of dividends without the lender's consent.

                                 CAPITALIZATION


    The following table sets forth as of March 31, 1997 the actual capitalization of the Company and the capitalization of the Company as adjusted to give effect to (i) the sale of the 1,875,000 shares of Common Stock offered by the Company hereby at the public offering price of $12.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, (ii) the exercise of options to purchase 10,832 shares of Common Stock to be sold in the Offering by the Selling Stockholders at an exercise price of $0.55 per share, and (iii) the application by the Company of the estimated net proceeds therefrom.



                                                                                               MARCH 31, 1997
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                               (In thousands)

Long-term obligations, net of current portion............................................  $     110   $     110

Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized;
    none issued and outstanding..........................................................         --          --
  Common stock, $0.001 par value; 20,000,000 shares authorized;
    9,205,000 shares issued and outstanding actual; and
    11,091,000 shares issued and outstanding, as adjusted(1).............................          9          11
  Additional paid-in capital.............................................................     28,958      49,493
  Deferred stock compensation expense....................................................       (265)       (265)
  Accumulated deficit....................................................................    (18,857)    (18,857)
                                                                                           ---------  -----------
    Total stockholders' equity...........................................................      9,845      30,382
                                                                                           ---------  -----------
      Total capitalization...............................................................  $   9,955   $  30,492
                                                                                           ---------  -----------
                                                                                           ---------  -----------


------------------------


(1) Based on the number of shares outstanding on March 31, 1997. Excludes, as of such date, (i) approximately 1,087,000 shares of Common Stock issuable upon exercise of options outstanding, of which options to purchase approximately 730,000 shares were exercisable at a weighted average exercise price of $0.80 per share, (ii) 180,000 shares of Common Stock issuable upon exercise of warrants outstanding at an exercise price of $6.60 per share, (iii) approximately 835,000 shares reserved for future grants under the Company's Equity Incentive Plan, and (iv) 300,000 shares reserved for issuance pursuant to the Company's 1996 Employee Stock Purchase Plan. See "Management--Stock Option Plans," "Principal and Selling Stockholders," "Description of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION


    The net tangible book value of the Company as of March 31, 1997 was $9,845,000, or $1.07 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding at that date. After giving effect to the receipt of the estimated net proceeds from the sale of the shares of Common Stock offered by the Company at the public offering price of $12.00 per share, the pro forma net tangible book value of the Company as of March 31, 1997 would have been $30,382,000, or $2.74 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.67 per share and an immediate and substantial dilution to new investors of $9.26 per share. The following table illustrates this per share dilution:



Public offering price................................................             $   12.00
  Net tangible book value as of March 31, 1997.......................  $    1.07
  Increase in net tangible book value attributable to new
    investors........................................................       1.67
                                                                       ---------
Pro forma net tangible book value after the Offering.................                  2.74
                                                                                  ---------
Dilution to new investors............................................             $    9.26
                                                                                  ---------
                                                                                  ---------



    The above computations assume the exercise of options to purchase 10,832 shares of Common Stock to be sold in this Offering by the Selling Stockholders at an exercise price of $0.55 per share. In addition, the above computations assume no exercise of options to purchase 1,087,000 shares of Common Stock outstanding at March 31, 1997 at a weighted average exercise price of $0.80 per share and no exercise of warrants to purchase 180,000 shares of Common Stock at an exercise price of $6.60 per share outstanding on such date. To the extent such options and warrants are exercised, there will be further dilution to investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth for the periods and the dates indicated certain financial data which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere herein. The statement of operations data for each of the three fiscal years in the period ended December 31, 1996, and the balance sheet data at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1992 and 1993 and the balance sheet data at December 31, 1992, 1993, and 1994 are derived from audited financial statements not otherwise contained herein. The consolidated statements of operations data for the three months ended March 31, 1996 and 1997 and the consolidated balance sheet data as of March 31, 1997 are derived from unaudited financial statements of the Company included elsewhere herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's results of operations for such periods and financial condition at such dates. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of future results.

                                                                                                        THREE MONTHS
                                                                                                            ENDED
                                                       YEAR ENDED DECEMBER 31,                            MARCH 31,
                                     -----------------------------------------------------------  -------------------------
                                       1992       1993       1994        1995          1996          1996          1997
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
                                                             (In thousands, except per share data)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenues.........................  $      --  $      --  $      --  $   9,066    $    15,841    $   3,922    $    9,377
  Cost of revenues.................         --         --         --      6,777          9,736        2,453         4,708
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
    Gross profit...................         --         --         --      2,289          6,105        1,469         4,669
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
  Operating expenses:
    Research and development(1)....        744      1,424      1,582      1,940          2,785          585         1,333
    Sales and marketing............        242        520        664      1,866          2,976          597         1,233
    General and administrative.....      1,058      1,081      1,078      1,471          2,577          472         1,343
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
      Total operating expenses.....      2,044      3,025      3,324      5,277          8,338        1,654         3,909
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
  Income (loss) from operations....     (2,044)    (3,025)    (3,324)    (2,988)(2)      (2,233)(2)      (185)        760(2)
  Interest expense.................       (162)      (288)      (410)      (338)        (1,511)(3)    (1,040)(3)        (10)
  Other income, net................         10          6          7         34            172           10            23
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
  Income (loss) before income
    taxes..........................     (2,196)    (3,307)    (3,727)    (3,292)        (3,572)      (1,215)          773
  Provision for income taxes.......     --         --         --          --            --            --              131
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
  Net income (loss)................  $  (2,196) $  (3,307) $  (3,727) $  (3,292)   $    (3,572)   $  (1,215)   $      642
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
                                     ---------  ---------  ---------  -----------  -------------  -----------  ------------
  Net income (loss) per share(4)...                                   $   (0.50)   $     (0.44)   $   (0.17)   $     0.06
                                                                      -----------  -------------  -----------  ------------
                                                                      -----------  -------------  -----------  ------------
  Shares used in per share
    calculations(4)................                                       6,642          8,142        7,081        10,272

                                                                                                 DECEMBER 31,
                                                                             -----------------------------------------------------
                                                                               1992       1993       1994       1995       1996
                                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
  Cash.....................................................................  $     562  $     212  $   2,241  $   1,927  $   2,363
  Working capital (deficit)................................................     (2,365)    (4,759)    (4,893)    (3,477)     7,380
  Total assets.............................................................      1,804      1,950      4,646      7,316     15,256
  Long-term liabilities....................................................         --         --         --         34        110
  Total stockholders' equity (deficit).....................................     (1,696)    (3,983)    (4,224)    (2,522)     9,074


                                                                              MARCH 31,
                                                                                1997
                                                                             -----------

CONSOLIDATED BALANCE SHEET DATA:
  Cash.....................................................................   $   2,251
  Working capital (deficit)................................................       7,283
  Total assets.............................................................      19,509
  Long-term liabilities....................................................         110
  Total stockholders' equity (deficit).....................................       9,845

------------------------------
(1) Net of amounts reimbursed by the FAA of $3.1 million, $1.5 million, $821,000, $593,000, $1.5 million, $538,000 and $339,000, respectively, during the years 1992, 1993, 1994, 1995, and 1996 and the three months ended March 31, 1996 and 1997. See Note 4 of Notes to Consolidated Financial Statements.

(2) The Company recorded non-cash charges related to grants of stock options having exercise prices below the fair market value on the date of grant to employees and directors in the amounts of $369,000, $489,000 and $90,000, respectively, in 1995 and 1996 and the three months ended March 31, 1997. See Note 8 of Notes to Consolidated Financial Statements.

(3) The Company recorded a non-cash charge resulting from amortization of a bridge loan warrant discount in the amount of $1.3 million in 1996, including $949,000 in the three months ended March 31, 1996. See Note 6 of Notes to Consolidated Financial Statements.

(4) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to compute per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS DISCUSSION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF THE COMPANY'S SINGLE PRODUCT, FLUCTUATIONS IN THE COMPANY'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF THE COMPANY'S PRODUCT, INCLUDING THE LOSS OF THE COMPANY'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF THE COMPANY'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF THE COMPANY'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF THE COMPANY'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO THE COMPANY'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "BUSINESS," AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    InVision designs, manufactures and markets an explosive detection system based on advanced CT technology. The Company was formed in September 1990 to design and develop the CTX 5000 and remained in the development stage through December 1994. In March 1994, the Company received its first commercial order for a CTX 5000 system from the Brussels National Airport in Belgium, and since such time has received orders for a total of 107 systems, of which a total of 37 had been shipped as of March 31, 1997. For the fiscal year ended December 31, 1996 and the quarter ended March 31, 1997, the Company had revenues of $15.8 million and $9.4 million, respectively, and at March 31, 1997 had orders in backlog in the amount of $68.6 million. See "Business--Backlog."



    The Company considers research and development to be a vital part of its operating discipline and continues to dedicate substantial resources to research to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. At March 31, 1997, the Company had 38 full-time employees engaged in research and development activities, and also was using the services of 9 specialized contract employees and consultants in this area. Beginning in 1991, total research and development expenditures by the Company have been partially offset by amounts reimbursed by the FAA under development contracts and grants. The Company believes that investment in research and development in absolute dollars will increase substantially to meet its future needs regardless of the level of funding received from the FAA. During the year ended December 31, 1996 and the quarter ended March 31, 1997, the Company spent $4.3 million and $1.7 million, respectively, on research and development activities, of which $1.5 million in 1996 and $339,000 in the quarter ended March 31, 1997 were funded by the FAA under development contracts and grants. To the extent that FAA contract and grant receipts decline in the future, research and development expenditures borne by the Company would increase, and the Company expects that its results of operations would be adversely impacted. See "Risk Factors--Competition for FAA Grants."


    In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders of multiple units from a limited number of customers. During the first quarter of 1997, approximately $8.3 million, or 88.9%, of the Company's revenues were generated from sales to the Company's three largest customers. During the fiscal year ended December 31, 1996, revenues from the Company's six largest customers were approximately $14.0 million, or 88.4%, of the Company's revenues. During the fiscal year ended December 31, 1995, revenues from the Company's three largest customers were approximately $6.8 million, or 75.0%, of the Company's revenues. See "Risk Factors--Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle."

    The Company markets its products both directly through internal sales personnel and indirectly through authorized agents, distributors and systems integrators. In the United States, the Company markets its CTX

5000 primarily through direct sales personnel. Internationally, the Company utilizes both a direct sales force and authorized agents to sell its products. During the quarter ended March 31, 1997 and the years ended December 31, 1996 and 1995, international sales represented 49.3%, 76.2% and 89.2%, respectively, of the Company's revenues. See "Risk Factors--International Business; Fluctuation in Exchange Rates; Risk of Change in Foreign Regulations."

    The sales cycle of the CTX 5000 is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 and install and assimilate the CTX 5000. Typically, six to twelve months may elapse between a new customer's initial evaluation of the Company's system and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 as the customer site is prepared and the CTX 5000 is manufactured. During this period the Company expends substantial funds and management resources but recognizes no associated revenue. See "Risk Factors--Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle" and "--Public Agency Contract and Budget Considerations."


    The Company recognizes revenue on shipment unless extended acceptance criteria exist, in which case revenue is recognized upon completion of such acceptance criteria. The Company typically requires significant customer deposits and progress payments in advance of shipment on customer purchase orders. Provision for estimated installation, training and warranty costs is recorded at the time revenue is recognized. Systems typically carry a one-year warranty.


RESULTS OF OPERATIONS

    The following table sets forth certain income and expenditure items from the Company's consolidated statement of operations expressed as a percentage of revenues for the periods indicated. Information for 1994 has been omitted as the Company did not recognize revenue in that year.

                                                                               THREE MONTHS
                                                          YEAR ENDED               ENDED
                                                         DECEMBER 31,            MARCH 31,
                                                       -----------------     -----------------
                                                        1995       1996       1996       1997
                                                       ------     ------     ------     ------
Revenues.............................................   100.0%     100.0%     100.0%     100.0%
Cost of revenues.....................................    74.8       61.5       62.5       50.2
                                                       ------     ------     ------     ------
  Gross profit.......................................    25.2       38.5       37.5       49.8
                                                       ------     ------     ------     ------
Operating expenses:
  Research and development...........................    21.4       17.6       14.9       14.2
  Sales and marketing................................    20.6       18.8       15.2       13.1
  General and administrative.........................    16.2       16.3       12.0       14.3
                                                       ------     ------     ------     ------
    Total operating expenses.........................    58.2       52.7       42.1       41.6
                                                       ------     ------     ------     ------
Income (loss) from operations........................   (33.0)     (14.2)      (4.6)       8.2
Interest expense.....................................    (3.7)      (9.5)     (26.5)      (0.1)
Other income, net....................................     0.4        1.1        0.2        0.2
                                                       ------     ------     ------     ------
Income (loss) before income taxes....................   (36.3)     (22.6)     (30.9)       8.3
Provision for income taxes...........................      --         --         --        1.4
                                                       ------     ------     ------     ------
Net income (loss)....................................   (36.3)%    (22.6)%    (30.9)%      6.9%
                                                       ------     ------     ------     ------
                                                       ------     ------     ------     ------

COMPARISON OF FISCAL QUARTERS ENDED MARCH 31, 1997 AND 1996

    REVENUES. The Company's revenues are comprised of system revenues, which include sales of the CTX 5000, accessories, installation and configuration, and maintenance related to product support.

    The quarter ended March 31, 1997 was the Company's first profitable quarter since the inception of the Company. Revenues increased by 139% to $9.4 million in the first quarter of 1997 from $3.9 million in the first quarter of 1996. This increase was primarily the result of the growth in unit shipments generated from initial deliveries on the 54 unit order by the FAA, and continuing demand from international markets.


    GROSS PROFIT. Cost of revenues primarily consists of purchased materials procured for use in the assembly of the Company's products, as well as manufacturing labor, overhead and warranty costs. In any given period the Company's gross profit may be affected by several factors, including product configuration, location of the installation, and complexity of integration into various airport environments.

    Gross profit increased by 218% to $4.7 million in the first quarter of 1997 from $1.5 million in the first quarter of 1996. Gross margins were 49.8% in the first quarter of 1997 and 37.5% in the first quarter of 1996. This increase in gross margins is largely the result of improved manufacturing efficiencies and lower overhead cost per unit resulting from increased production volume.

    RESEARCH AND DEVELOPMENT. Research and development expenditures consist primarily of compensation paid to personnel engaged in research and development activities, amounts paid for outside services, and costs of materials utilized in the development of hardware products, including prototype units. All software and hardware development costs are expensed as incurred. Beginning in 1991, total research and development expenditures by the Company have been partially offset by amounts reimbursed by the FAA under development contracts and grants. The Company believes that research and development expenditures in absolute dollars will increase substantially in the future regardless of the level of funding received from the FAA.


    Total research and development expenditures increased by 41.7% to $1.7 million in the first quarter of 1997 from $1.1 million in the first quarter of 1996. Of these amounts, $339,000 and $538,000, respectively, were funded by research and development contracts and grants from the FAA in the first quarters of 1997 and 1996. As a percentage of revenues, total research and development expenditures decreased to 17.8% in the first quarter of 1997 from 28.6% in the first quarter of 1996. The growth in total research and development expenditures is primarily the result of personnel additions and increased spending on engineering materials and services.


    SALES AND MARKETING. Sales and marketing expenditures consist primarily of compensation paid to direct and indirect sales and marketing personnel, payments to consultants, travel related to the sales process, and other selling and distribution costs.


    Sales and marketing expenditures increased by 107% to $1.2 million in the first quarter of 1997 from $597,000 in the first quarter of 1996. As a percentage of revenues, sales and marketing expenditures declined to 13.1% in the first quarter of 1997 from 15.2% in the first quarter of 1996. The increased level of expenditures in the first quarter of 1997 reflects higher commissions and other direct selling expenses resulting from the increase in revenues, as well as increases in staffing.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation paid to administrative personnel, including directors, payments to consultants, professional service fees, and travel and other general expenses.

    General and administrative expenses increased by 185% to $1.3 million in the first quarter of 1997 from $472,000 in the first quarter of 1996. As a percentage of revenues, general and administrative expenses increased to 14.3% in the first quarter of 1997 from 12.0% in the first quarter of 1996. The increase in general and administrative expenses is primarily the result of personnel additions and increased professional and consulting costs incurred to prepare for planned growth, increased insurance costs, and increased costs of operations associated with being a publicly traded company.

    INTEREST EXPENSE. Interest expense decreased to $10,000 in the first quarter of 1997 from $1.0 million in the first quarter of 1996. Interest expense in the first quarter of 1996 reflects the effect of a non-cash charge of $949,000 resulting from the amortization of a bridge loan warrant discount arising in December 1995.

    INCOME TAXES. The provision for income taxes was $131,000 for the first quarter of 1997 representing an effective tax rate of 17.0%. No provision for income taxes was recorded in the first quarter of 1996. The Company's effective tax rate of 17.0% for the first quarter of 1997 is lower than the U.S. federal statutory rate of 34.0% as a result of utilization of net operating loss and other credit carryforwards. At December 31, 1996 the Company had federal net operating loss carryforwards of approximately $11.0 million available to reduce future federal taxable income. The Company's net operating loss carryforwards expire from 2005 to 2011. As a result of changes in ownership that occurred in the 1995 financings, future utilization of certain of the Company's carryforwards are limited to not more than approximately $500,000 per year.

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

    REVENUES. Revenues increased by 74.7% to $15.8 million in 1996 from $9.0 million in 1995. The increase in 1996 revenues is attributable to increased sales of the CTX 5000, reflecting a 63.6% increase in unit shipments to 18 units in 1996 from 11 units in 1995 and, to a lesser extent, changes in product configuration leading to an increase in the average selling price per unit and sales of add-on products to current customers. There were no revenues recorded in 1994.

    GROSS PROFIT. Gross profit increased by 167% to $6.1 million in 1996 from $2.3 million in 1995. Gross margins were 38.5% in 1996 and 25.2% in 1995. The increase in gross margins was primarily caused by lower unit costs resulting from increased manufacturing efficiency and reduced overhead cost per unit due to increased volume, as well as changes in product configurations leading to an increase in the average selling price. Increased operating efficiencies resulting from a larger installed base also reduced the average cost of maintenance and warranty service. There was no gross profit in 1994.


    RESEARCH AND DEVELOPMENT. Total research and development expenditures increased by 68.2% to $4.3 million in 1996 from $2.5 million in 1995 and by 5.4% in 1995 from $2.4 million in 1994. During 1996, 1995 and 1994, the Company was entitled to reimbursements of $1.5 million, $593,000 and $821,000, respectively, under research and development contracts and grants from the FAA to develop and enhance the CTX 5000. Such reimbursements have been reflected as a reduction to research and development expense in each period presented. Billings are rendered to the FAA monthly on the basis of actual costs incurred. As a percentage of revenues, total research and development expenditures remained at approximately 27.3% for both 1996 and 1995. In 1996, the increase in total expenditures reflects the effects of personnel additions, costs of prototype development, efforts to increase throughput and develop systems for more effective airport integration, and conceptual design.


    SALES AND MARKETING. Sales and marketing expenditures increased by 59.5% to $3.0 million in 1996 from $1.9 million in 1995 and by 181% in 1995 from $664,000 in 1994. As a percentage of revenues, sales and marketing expenses declined to 18.8% in 1996 from 20.6% in 1995. The increased levels of expenditures in absolute dollars for 1996 and 1995 reflect increased selling costs associated with the higher unit sales, including foreign travel, trade shows, public relations and commissions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 75.2% to $2.6 million in 1996 from $1.5 million in 1995 and by 36.5% in 1995 from $1.1 million in 1994. As a percentage of revenues, general and administrative expenses were 16.3% for 1996 and 16.2% for 1995. The increases for 1996 and 1995 reflect additions to support capabilities required by the growth in revenues and corporate headcount. The increase in absolute dollars in 1996 also reflects increased costs of operating as a public company.

    INTEREST EXPENSE. Interest expense increased to $1.5 million in 1996 from $338,000 in 1995 and decreased in 1995 from $410,000 in 1994. Interest expense in 1996 reflects the effect of $1.3 million of amortization of the fair market value of warrants issued in connection with a bridge loan obtained in December 1995. Interest expense during 1995 and 1994 resulted directly from short-term debt outstanding during each period.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain consolidated statements of operations data for the four fiscal quarters in each of the years ended December 31, 1995 and 1996 and the first quarter of 1997. This data is unaudited but, in the opinion of the Company's management, reflects all of the adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of this information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                                  QUARTER ENDED
                        --------------------------------------------------------------------------------------------------
                        MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,    MAR. 31,    JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,
                          1995       1995       1995       1995        1996        1996       1996       1996       1997
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
                                                                  (In thousands)
Revenues..............   $  892     $2,520     $3,057    $ 2,597    $  3,922     $3,555      $3,959    $ 4,395    $ 9,377
Cost of revenues......      658      1,685      2,088      2,346       2,453      2,188       2,232      2,863      4,708
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
  Gross profit........      234        835        969        251       1,469      1,367       1,727      1,532      4,669
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Operating expenses:
  Research and
    development.......      351        412        521        656         585        481         615      1,094      1,333
  Sales and
    marketing.........      222        464        571        609         597        638         758        983      1,233
  General and
    administrative....      294        257        419        501         472        674         730        701      1,343
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
    Total operating
      expenses........      867      1,133      1,511      1,766       1,654      1,793       2,103      2,778      3,909
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Income (loss) from
 operations...........     (633)      (298)      (542)    (1,515)       (185)      (426)       (376)    (1,246)       760
Interest expense......     (125)       (95)       (65)       (53)     (1,040)(1)   (455)(1)      (7)        (9)       (10)
Other income, net.....       12          7         11          4          10         51          61         50         23
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Income (loss) before
 income taxes.........     (746)      (386)      (596)    (1,564)     (1,215)      (830)       (322)    (1,205)       773
Provision for income
 taxes................       --         --         --         --          --         --          --         --        131
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Net income (loss).....   $ (746)    $ (386)    $ (596)   $(1,564)   $ (1,215)    $ (830)     $ (322)   $(1,205)   $   642
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Net income (loss) per
 share................   $(0.12)    $(0.06)    $(0.09)   $ (0.23)   $  (0.17)    $(0.11)     $(0.04)   $ (0.13)   $  0.06
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
                        --------   --------   --------   --------   ----------   --------   --------   --------   --------
Shares used in per
 share calculations...    6,323      6,438      6,929      6,876       7,081      7,816       8,650      9,023     10,272


------------------------

(1) The Company recorded noncash charges of $949,000 and $381,000 in the quarters ended March 31, 1996 and June 30, 1996, respectively, resulting from amortization of a bridge loan warrant discount.

    The following table sets forth, as a percentage of revenues, certain consolidated statements of operations data for the four fiscal quarters in each of the years ended December 31, 1995 and 1996 and the first quarter of 1997.

                                                                       QUARTER ENDED
                              ------------------------------------------------------------------------------------------------
                              MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,
                                1995       1995       1995       1995       1996       1996       1996       1996       1997
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Revenues....................   100.0%     100.0%       100.0%   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues............    73.8       66.9         68.3     90.3       62.5       61.5       56.4       65.1       50.2
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
  Gross profit..............    26.2       33.1         31.7      9.7       37.5       38.5       43.6       34.9       49.8
Operating expenses:
  Research and
    development.............    39.3       16.3         17.0     25.3       14.9       13.5       15.5       24.9       14.2
  Sales and marketing.......    24.9       18.4         18.7     23.5       15.2       17.9       19.1       22.4       13.1
  General and
    administrative..........    33.0       10.2         13.7     19.3       12.0       19.0       18.4       15.9       14.3
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
    Total operating
      expenses..............    97.2       44.9         49.4     68.1       42.1       50.4       53.0       63.2       41.6
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) from
 operations.................   (71.0)     (11.8)       (17.7)   (58.4)      (4.6)     (11.9)      (9.4)     (28.3)       8.2
Interest expense............   (14.0)      (3.8)        (2.1)    (2.0)     (26.5)     (12.8)      (0.2)      (0.2)      (0.1)
Other income, net...........     1.3        0.3          0.4      0.2        0.2        1.4        1.5        1.1        0.2
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income
 taxes......................   (83.7)%    (15.3)%      (19.4)%  (60.2)%    (30.9)%    (23.3)%     (8.1)%    (27.4)%      8.3%
Provision for income
 taxes......................      --         --           --       --         --         --         --         --        1.4
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)...........   (83.7)%    (15.3)%      (19.4)%  (60.2)%    (30.9)%    (23.3)%     (8.1)%    (27.4)%      6.9%
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
                              --------   --------   --------   --------   --------   --------   --------   --------   --------

    The Company's quarterly revenues have fluctuated significantly in the past and are expected to fluctuate significantly in the future. These fluctuations are the result of a variety of factors, including the Company's delivery cycle, variations in product configuration, timing of orders, and suitability of client sites. The Company's cost of revenues fluctuates from quarter to quarter consistent with fluctuations in such revenues. In addition, the Company's gross margins may be affected by, among other factors, the configuration of systems sold, the mix between system and add-on sales, and the breakdown between domestic and international sales. During 1996, as the number of orders shipped and associated revenues increased, the overall variability of the Company's gross profits decreased.

    The first quarter of 1997 was the Company's first profitable quarter since inception. There can be no assurance that the Company will continue to be profitable on a quarterly basis or will become profitable on annual basis. The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including the timing and announcement of orders, delays in shipments caused by customer readiness or integration issues, the timing of new or enhanced product offerings by the Company or it's competitors, the mix between sales to domestic and international customers, market acceptance of any new or enhanced version of the Company's products, availability of key components, the availability of manufacturing capacity, the Company's ability to rapidly increase production, and fluctuations in demand driven by general conditions impacting the aviation industry beyond the control of the Company. The Company's revenues in any period are generally derived from a limited number of customers. The Company may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities, all of which may adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--History of Losses; No Assurance of Profitability" and "--Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has financed its operations primarily through private sales of $16.5 million of Preferred and Common Stock (of which $5.6 million represents indebtedness converted to equity), the sale of $9.5 million of Common Stock in the Company's Initial Public Offering in April 1996, and $3.2 million of short-term borrowings. At March 31, 1997, the Company had $2.3 million in cash and no outstanding borrowings.

    In February 1997, the Company entered into two one-year revolving line of credit agreements with Silicon Valley Bank. The first agreement provides for maximum borrowings generally in an amount up to the lower of 80% of domestic eligible accounts receivable or $4.5 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 1.00% per annum (9.25% at March 31, 1997). The second agreement is partially guaranteed by the Export-Import Bank of the United States and provides for maximum borrowings generally in an amount up to the lower of (i) the sum of 90% of eligible export accounts receivable plus 70% of eligible raw materials and work-in-process inventory designated for export customers, (ii) $4.5 million less outstanding letters of credit or (iii) $3.0 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 0.75% per annum (9.00% at March 31, 1997). Borrowings under both agreements are secured by all of the Company's assets. The agreements require that the Company maintain certain financial ratios and levels of tangible net worth and profitability and also prohibit the Company from paying cash dividends. Proceeds of loans under the first line of credit may be used for general corporate purposes, and proceeds of loans under the second line of credit must be used to finance goods intended for export.


    Cash provided by operating activities was $143,000 in the first quarter of 1997. Cash used in operating activities was $9.4 million in 1996 and $2.0 million in 1995. Net cash was provided by operating activities in the first quarter of 1997 principally due to the net income of $642,000, a $2.0 million increase in accounts payable and accrued expenses and a $1.5 million increase in deferred revenues, which more than offset a $1.4 million increase in restricted cash, a $1.3 million increase in inventories and a $1.3 million increase in prepaid expenses. Net cash used in operations for 1996 was primarily due to the net loss of $3.6 million, a $5.3 million increase in accounts receivable and a $1.4 million increase in inventories which were partially offset by a non-cash charge for the amortization of the warrant discount of $1.3 million. For 1995, net cash used in operations was due primarily to the net loss of $3.3 million and increases in accounts receivable and inventories associated with increased manufacturing and sales activities, which were partially offset by an increase in accounts payable and accrued liabilities.


    Net cash used in investing activities was $265,000 in the first quarter of 1997, $1.1 million in 1996 and $590,000 in 1995, in each case due primarily to the purchase of property and equipment. The Company anticipates spending approximately $2.0 million for facility improvements and approximately $1.5 million for purchases of capital equipment in the second and third quarters of 1997 in connection with a move of the Company's principal executive offices and manufacturing facility. The Company has no other significant capital spending or purchase commitments other than normal purchase commitments and commitments under leases.

    Net cash provided by financing activities was $10,000 in the first quarter of 1997, $10.9 million in 1996 and $2.3 million in 1995. The increase in 1996 was due to $14.0 million in net proceeds from issuances of Common Stock primarily associated with the Company's initial public offering in 1996 which were partially offset by $3.2 million in net repayments of short-term debt financing. Net cash provided by financing activities in 1995 was due primarily to $1.2 million in proceeds from the issuance of Preferred Stock and $1.0 million in proceeds from short-term debt financing.


    The Company believes that existing cash of $2.3 million as of March 31, 1997 and available borrowings under the Company's line of credit agreements, together with the estimated net proceeds from this Offering, will be sufficient to finance its working capital and capital expenditure requirements for at least the next 12 months.

                                    BUSINESS

    THE FOLLOWING DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS DISCUSSION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF THE COMPANY'S SINGLE PRODUCT, FLUCTUATIONS IN THE COMPANY'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF THE COMPANY'S PRODUCT, INCLUDING THE LOSS OF THE COMPANY'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF THE COMPANY'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF THE COMPANY'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF THE COMPANY'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO THE COMPANY'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS," IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    InVision is the worldwide leader in explosive detection technology. The Company develops, manufactures, markets and supports an explosive detection system for civil aviation security based on advanced CT technology. To date, the Company's CTX 5000 is the only EDS to be certified by the FAA for use in the inspection of checked luggage on commercial flights. Historically, the FAA has been the leader in establishing standards for aviation security worldwide, and the Company believes that airports around the world will migrate over time towards security policies consistent with those of the FAA. As a result, the Company believes that the CTX 5000 is well positioned to become the industry standard. In December 1996, the Company received an order from the FAA for 54 CTX 5000 systems to be installed at the busiest U.S. airports. For the fiscal year ended December 31, 1996 and the quarter ended March 31, 1997, the Company had revenues of $15.8 million and $9.4 million, respectively, and at March 31, 1997 had orders in backlog in the amount of $68.6 million. As of March 31, 1997, 37 CTX 5000 systems had been shipped to 13 airports in eight countries around the world.

    The Company believes that the CTX 5000 is the only EDS capable of detecting all types of explosives designated by the FAA to be a threat to commercial aviation and that the CTX 5000 is superior to competing systems by virtue of its advanced detection technology. The CTX 5000 is capable of capturing and processing substantially more data than other explosive detection systems. The Company believes that there are important technological advantages that lead to the superiority of the CTX 5000 over systems of the Company's primary competitors. By combining heightened levels of data capture and diagnosis capabilities with simple user interfaces, the Company's CTX 5000 is capable of providing high detection and low false alarm rates, as well as advanced threat resolution capability and increased operator efficiency.

    The Company's objective is to become the dominant provider of explosive detection systems worldwide and to extend its expertise in EDS technology to address broader applications. Specific elements of the Company's growth strategy are to enhance its technological leadership, expand its sales and marketing organization, leverage its detection technology expertise to enter new markets for detection, and selectively pursue strategic relationships and acquisitions.

INDUSTRY BACKGROUND

    MARKET SIZE. There are over 600 airports worldwide providing scheduled service for an aggregate of approximately 2.5 billion passengers per year. Of these airports, over 400 are located in the United States, and a substantial portion of the remainder are located in Europe and the Asia/Pacific region. It is estimated that it will cost approximately $2.2 billion to equip the 76 largest airports in the United States with certified explosive detection systems.

    THE TERRORIST THREAT. In recent years, increased incidents of bombings and airline terrorism have contributed to an enhanced perception of the threat of terrorism among the general public. According to a report of the

President's Commission on Aviation Security and Terrorism dated May 15, 1990, there were 41 bombings against civilian aviation targets worldwide between 1975 and 1989. According to Time Magazine, there were 10,222 bombings in the United States between 1983 and 1993. According to a CBS poll conducted in July 1996, airline passengers have expressed a willingness to pay more for airline travel and endure delays if such actions will decrease the threat of successful airline bombings.

    THE EVOLUTION OF EXPLOSIVE DETECTION TECHNOLOGIES. In the 1970's, in response to hijackings, airports worldwide began to install x-ray systems to screen carry-on baggage for weapons such as guns and knives. In response to the implementation of this technology, terrorists in some cases adopted the tactic of airline bombings. The effort to develop automated explosive detection capabilities was first established in the late 1970's by the FAA and was predicated on the application of conventional x-ray technology. However, until the advent of certified explosive detection systems in 1994, the Company believes that EDS technology remained largely inadequate. Following the bombing of Pan American Flight 103 over Lockerbie, Scotland in December 1988, certain European countries hastened to implement explosive detection capabilities based upon then-existing technologies. In order to placate immediate public safety concerns, these conventional systems were designed to process 100% of checked baggage. However, these conventional systems were and continue to remain deficient in that they are unable to reliably detect and identify all of the types and amounts of explosives determined by the FAA to be a threat to civil aviation.

    Several advanced explosive detection technologies have been developed to attempt to address the need for effective explosive detection. These systems include CT, dual energy x-ray and trace detection. CT technology uses a source of x-rays rotating around an object to create multiple two-dimensional images, commonly know as "slices," of the density distribution of the object's cross section and compares parameters derived from the analysis of the density images to a database of explosives characteristics. Dual energy x-ray systems measure the x-ray absorption properties of a bag's contents at two different x-ray energies to determine if any of the contents have the physical characteristics of explosive materials. Trace detection equipment, known as "sniffers," detect particulate and chemical traces of explosive materials collected by an operator by wiping or vacuuming the bag under inspection. The only explosive detection system to be certified by the FAA is the Company's CTX 5000, which is based on CT technology.

    THE EMERGENCE OF WORLDWIDE STANDARDS AND FAA CERTIFICATION. Throughout the history of civil aviation, the FAA has been a leader in setting the standards for aviation security worldwide. In the 1970's, the FAA first established standards for worldwide security by setting guidelines for screening of carry-on baggage for guns and knives. These standards were subsequently mandated by the United Nations for adoption by all of its member states, leading to the installation of over 7,000 detection systems worldwide. Following the December 1988 bombing of Pan American Flight 103, the United States enacted the Aviation Security Improvement Act of 1990 (the "Aviation Security Act"), in response to which the FAA increased research and development funding for advanced explosives detection technology. To date the FAA has spent approximately $150 million on such activities.

    In 1993, as required by the Aviation Security Act, the FAA adopted a certification protocol regarding explosive detection systems for use on checked baggage. The FAA certification process was developed to certify equipment that, alone or as part of an integrated system, can detect under realistic air carrier operating conditions the amounts, configurations and types of explosive material which would be likely to be used to cause catastrophic damage to commercial aircraft. To do so, the FAA contracted with the National Academy of Sciences to establish a scientifically valid protocol for certification. The FAA also consulted with a variety of public agencies, including the Federal Bureau of Investigation and the Central Intelligence Agency. The result of this collaboration was the establishment of a detection protocol which focuses on (i) the categories of explosive substances to be detected, (ii) the probability of detection by explosive category, (iii) the minimum quantity of explosive that must be detectable, (iv) the number of bags processed per hour, and (v) the maximum acceptable false alarm rates. To date only one explosive detection system, the Company's CTX 5000, has met the requirements of the protocol and has been certified by the FAA. In order to meet the throughput criteria established in the FAA protocol, the CTX 5000 was certified with two units operating in parallel.

    IMPLEMENTATION OF MULTI-LEVEL SCREENING PROCESSES. As the capabilities of EDS technology have evolved and worldwide detection standards have become more pervasive, certain airports around the world have sought to augment their detection capabilities by implementing various multi-level screening processes. To date, two distinct processes have become most prevalent: a system first implemented by the British Airport Authority (the "BAA Approach"); and a system endorsed by the FAA (the "FAA Approach"). Prior to the development of certified detection technology and in recognition of the deficiencies of existing x-ray technology in providing comprehensive detection, certain European airports adopted the BAA Approach, which consists of the use of several explosive detection systems operating in series in order to attempt to increase detection rates while maintaining throughput rates.

    The FAA Approach was developed following the advent of certified detection technology. Currently, the FAA Approach is comprised of a process of passenger "profiling" combined with the use of certified EDS equipment for the detection of explosives in baggage deemed to be high risk. Profiling involves an initial determination of whether a particular passenger represents a high threat based on certain decision criteria which are believed to be reasonable predictors of risk. Based on this determination, a passenger's baggage may undergo a higher level of investigation, which will in most cases involve the baggage being screened with the use of certified EDS equipment. In contrast to the BAA Approach, in which the effectiveness of the entire detection process is dependent on technologies with greater emphasis on throughput than detection, the FAA Approach is predicated on the use of high-detection technology and is focused on the ability to accurately and effectively detect explosives and to identify individuals believed to pose the greatest threat to civil aviation. The Company believes that the FAA Approach, as it is currently being implemented at major airports throughout the United States, will prove to be the more effective process in reducing the dangers associated with the use of explosives against civil aviation.

    THE GORE COMMISSION. In response to the recent crash of TWA Flight 800 off Long Island, New York in July 1996, President Clinton announced the formation of the White House Commission on Aviation Safety and Security, chaired by Vice President Gore (the "Gore Commission"), to review airline and airport security and oversee aviation safety. The Gore Commission concluded that "the threat against civil aviation is changing and growing, and that the federal government must lead the fight against it" and recommended that "the federal government commit greater resources to improving aviation security." The Gore Commission released its initial report in September 1996, and in October 1996 the United States enacted legislation which includes a $144 million appropriation for 1997 for the deployment of explosives detection systems and other advanced security equipment for use by air carriers and airport authorities. Of this amount, $52.2 million, or 36.2%, was allocated to the purchase of certified CT technology.

THE INVISION TECHNOLOGY ADVANTAGE

    The Company believes that the CTX 5000 is the only EDS presently capable of reliably detecting all types of explosives designated by the FAA to be a threat to commercial aviation and that the CTX 5000 is superior to competing systems by virtue of its advanced detection technology.

    The Company's CTX 5000 employs CT technology which was pioneered in the medical field in the 1970's and enhanced for use in explosive detection by the Company's engineers in the 1990's. As its principal detection vehicle, the CTX 5000 uses a source of x-rays rotating around an object to create two-dimensional images of the density distribution of the object's cross section. These cross-sectional images are commonly known as "slices." The CTX 5000 is capable of measuring data from several contiguous slices of an object in order to capture the 3-dimensional characteristics of an object. The data gathered from the slices is used to measure the physical characteristics of objects by determining their linear attenuation coefficients (density), morphology (shape), and granularity (uniformity). Once measured, each characteristic is automatically compared, using sophisticated image processing algorithms, to a database of characteristics of compounds used in explosive devices in order to assess the threat. If an object is determined to contain the characteristics of an explosive, additional slices of the object are collected in order to determine the mass descriminates (quantity) of the threat. At this stage, potential threats which cannot be cleared automatically by the CTX 5000 are submitted to an operator for threat resolution. The operator is also presented with information regarding the presence of detonators, power sources, proximity charges, metallic objects and other characteristics of a potential bomb, and the suspicious objects are highlighted in different colors.

    The Company believes that there are three important technical characteristics which lead to the superiority of the CTX 5000 over systems of the Company's primary competitors, which are based on dual energy technology. These characteristics are:

    DATA QUALITY AND QUANTITY. Dual energy x-ray systems collect data from one or two views of an object to determine the atomic number of materials encountered during the scan. CT technology, with approximately 500 views per slice, yields more data and is capable of measuring the density of an object. While explosives have well defined density ranges which are generally distinct from those of the contents of checked baggage, certain classes of explosives have atomic numbers which are similar to those of many materials found in checked baggage. As a result, the CTX 5000 is better able to distinguish between explosives and the benign contents of checked baggage, resulting in higher detection and lower false alarm rates.

    THREE DIMENSIONAL DATA. CT technology's ability to render three dimensional data concerning an object also contributes to its superior detection compared to dual energy x-ray technology. By utilizing these data, CT technology is able to map characteristics of an object, such as mass and density, regardless of the object's position in the bag and the superposition of other objects. Dual energy x-ray systems render only two dimensional data. As a result, if multiple objects are superimposed over the potential explosive, the system's ability to calculate the atomic number of the potential explosive is diminished. Given the inherent limitations of the use of atomic numbers as a parameter for explosive detection, this diminished capacity with regard to stacked objects is particularly problematic.

    ADVANCED THREAT RESOLUTION. Threat resolution refers to the process following an alarm of determining whether checked baggage is safe or contains a threat. Once an alarm occurs, the CTX 5000 presents its operators with images and threat analysis tools that are unavailable in dual energy systems. For example, the CTX 5000 simultaneously provides operators with both x-ray images and CT images on separate screens. These data are cross-referenced with each other to give the operator an overall image of a suitcase and detailed CT information relating to the contents, and in particular relating to the potential threat. In addition to the images, the CTX 5000 provides an abundance of tools and data, designed to allow operators to determine whether a bag is a threat requiring further action or is safe to clear to the plane. One of these tools is the ability to take additional slices to provide more data and focus in on the threat. In contrast, dual energy x-ray systems display a single x-ray image of a potential threat and have a limited ability to provide additional information to an operator who suspects that an explosive is present.

    The Company believes that the strengths of the CTX 5000 with respect to these three important technical characteristics were central to the CTX 5000 meeting the stringent FAA standards for certification and to gaining operational acceptance by the commercial aviation industry. In addition, the Company believes that the limitations of competing technologies with respect to these important characteristics will limit these technologies' ability to attain the high detection and low false alarm rates necessary to obtain FAA certification. However, there can be no assurance that future technological innovations will not enable these technologies to overcome these limitations. As the only EDS to be certified by the FAA, the Company believes its CTX 5000 system is well positioned to be the cornerstone of the advanced explosive detection process being promoted by the FAA for implementation at airports around the world.

GROWTH STRATEGY

    The Company's objective is to be the leading provider of explosive detection systems worldwide and to extend its technology expertise to address broader applications for detection. Specific elements of the Company's growth strategy are to:

    ENHANCE TECHNOLOGICAL LEADERSHIP. The Company believes that its technological capabilities provide it with a significant competitive advantage. Accordingly, the Company considers research and development to be a vital part of its operating discipline, and continues to make substantial investments to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. Among the Company's priorities in enhancing its technological capabilities are to increase throughput rates while maintaining certified detection capability and to increase threat resolution capabilities. In 1996 and the first quarter of 1997, the Company spent $4.3 million and $1.7 million, respectively for research and development to improve the Company's technology.

    EXPAND SALES AND MARKETING CAPABILITIES. The Company believes that its sales and marketing capability is vital to achieving high levels of market penetration for its systems. The objectives of the Company's sales force include promoting broader acceptance for EDS technology worldwide and emphasizing the importance of high detection rate EDS technology. Because sales cycles for the CTX 5000 can be lengthy, the Company's sales and marketing efforts are focused on developing and maintaining close working relationships with key management personnel at regulatory authorities, airports and airport authorities worldwide. As the market for certified explosive detection technology expands, the Company intends to supplement its sales and marketing capability by adding sales personnel in the U.S. and in Asia, enhancing customer support capabilities in Europe through the addition of systems integration expertise, and continuing to educate governmental entities worldwide about the benefits of certified detection and the advantages of the CTX 5000.

    LEVERAGE TECHNOLOGY EXPERTISE TO ENTER NEW MARKETS FOR DETECTION. The Company believes that installations of advanced automated explosive detection systems at airports will accelerate the adoption of this technology for additional aviation applications such as screening of carry-on baggage and trailer-mounted mobile units for inspections at remote location, as well as for other security applications, including the detection of drugs, the protection of government and private facilities, and the screening of mail. Since the amount of government money spent in drug interdiction efforts far surpasses the amount spent for the development of EDS technology, the Company believes that drug detection applications afford significant market opportunities for the application of the Company's certified detection technology. The Company believes that its leadership in high detection technology will be a competitive advantage as these markets develop.

    PURSUE STRATEGIC RELATIONSHIPS AND ACQUISITIONS. From time to time the Company reviews strategic relationship opportunities, including potential acquisitions, that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. The Company believes that the CTX 5000 is suited to the integration of applications which are direct extensions of its strength in explosive detection technology. Pursuant to this strategy, the Company has entered a strategic relationship with EG&G Astrophysics for the development of an explosive detection system based upon a combination of the CTX 5000 as it currently exists and a pre-scanner based upon EG&G's x-ray scanning technology. In addition, the Company has made a minority equity investment in Quantum Magnetics, Inc. ("Quantum") and, in connection with such investment, Quantum has agreed to certain limitations on its ability to license or transfer certain of its explosives detection technology. See "--Recent Developments."

PRODUCT DEVELOPMENT

    The Company considers research and development to be a vital part of its operating discipline and continues to dedicate substantial resources to research and development to enhance the performance, functionality and reliability of its CTX 5000 hardware and software. In particular, the Company recognizes the need to improve certain of its system capabilities, specifically related to throughput and gantry size, in order to accommodate the breadth of market potential for EDS technology. At March 31, 1997 the Company had 38 full-time employees engaged in research and development activities, and also was using the services of 9 specialized contract employees and consultants in this area. During the years ended December 31, 1996, 1995 and 1994, respectively, the Company spent $4.3 million, $2.5 million and $2.4 million on research and development activities, of which $1.5 million, $587,000 and $720,000, respectively, was funded by the FAA under development contracts and grants. In order to fulfill the objectives of its growth strategy, the Company intends to continue to invest heavily in product development.

    The Company's development efforts under the current FAA research grant are primarily focused on increasing the speed (throughput) and decreasing the manufacturing cost of the CTX 5000. The Company is also developing, in conjunction with the FAA, improvements to the user-interface, inspection algorithms, and operator on-line testing techniques. See "Risk Factors--Competition" and "--No Assurance of Continued Certification; Risk of Certification of Competing Technologies; Risk of Changing Standards."

CUSTOMERS

    In order to capitalize on the global opportunity for deployment of explosive detection technology for civil aviation, the Company focuses on three important markets: (i) installations at key U.S. airports, (ii) installations at new airports under construction worldwide and (iii) installations at international airports.

    The following is a list of the airports which are employing the Company's CTX 5000 technology or have a CTX 5000 on order as of March 31, 1997:

                     AIRPORT                               LOCATION                OPERATED BY
-------------------------------------------------  ------------------------  ------------------------
  John F. Kennedy International (1 unit)           New York, New York        El Al Israel Airlines
  Hartsfield International (2 units)               Atlanta, Georgia          Delta Airlines
  San Francisco International (1 unit)             San Francisco,            United Airlines
                                                   California
  London Heathrow (4 units)                        London, England           British Airport
                                                                             Authority
  Manchester International (10 units)(2 UNITS)     Manchester, England       Manchester Airport
  Brussels National (1 unit)                       Brussels, Belgium         Brussels Airport
  Narita International (1 unit)                    Tokyo, Japan              A distributor
  Ben Gurion International (5 units)(1 UNIT)       Tel Aviv, Israel          Israel Airports
                                                                             Authority
  Nino Aquino International (2 units)              Manila, Philippines       Northwest Airlines
  King Khaled International (1 UNIT)               Riyadh, Saudi Arabia      A distributor
  Subang Kuala Lumpur                              Kuala Lumpur, Malaysia    Kuala Lumpur Airport
   International (2 units) (4 UNITS)
  Various (3 UNITS)                                Various                   El Al Israel Airlines
  French Airports (2 units) (10 UNITS) (1)         France                    Direction Generale de
                                                                             L'Aviation Civi le
  U.S. Airports (5 units) (49 UNITS) (1)(2)        United States             Various U.S. Airlines

------------------------

    ITALICIZED ITEMS DENOTE NUMBER OF UNITS ON ORDER BUT NOT YET SHIPPED.

(1) For security reasons, the locations remain undisclosed.

(2) Under the FAA Contract

    In December 1996, as an extension of legislation enacted upon the recommendation of the Gore Commission, the Company received an order for 54 CTX 5000 systems from the FAA. Under the terms of the FAA contract, these systems are to be installed during 1997 at America's busiest airports. As of March 31, 1997, five of these systems have been shipped. For reasons of security, the FAA will not divulge the deployment schedule or locations of the systems at this time. See "--Recent Developments."

    The Company believes that customer service and support are critical to its success and has committed significant resources to these functions. Accordingly, the Company provides a high level of customer support to assist in the site planning, installation and integration of the Company's products into its customer's facilities in addition to field service for maintaining the reliability of the Company's products once installed. The Company's service organization includes customer service engineers, product application specialists, operator training engineers and technical support engineers. As of March 31, 1997 the Company had 23 individuals employed in customer service and support roles. The Company typically hires and trains its own support staff throughout the world rather than relying on third-party maintenance services. In addition to providing generally a one year parts warranty, the Company offers fee-based primary and back-up service contracts to its customers to provide system maintenance, ongoing technical support, documentation, training and, under full service contracts, periodic software releases.

    The Company believes that operator qualification and training is as important to the explosives detection process as the CTX 5000's automated detection process. In this regard, the Company has developed and provides in depth operator training and testing as a critical component of each sale and installation. See "Risk Factors--Limited Field Operations; Dependence on Operator Performance."

SALES AND MARKETING

    The Company markets its products both directly through internal sales personnel and indirectly through authorized agents, distributors and systems integrators. As of March 31, 1997, the Company employed a total of nine people in sales and marketing. In North America, the Company markets its CTX 5000 primarily through direct sales personnel, which as of March 31, 1996 consisted of three individuals. Internationally, the Company utilizes both a direct sales force and authorized agents to sell its products. As of March 31, 1997, the Company had five direct international sales personnel broadly covering Europe, Asia, and the Middle East and additional authorized agents representing the Company in specific countries. For sales through its authorized agents and distributors, the Company generally is directly involved in developing proposal documents and negotiating contract terms. During the quarter ended March 31, 1997 and the fiscal years ended December 31, 1996 and 1995, international sales represented 49.3%, 76.2% and 89.2%, respectively, of the Company's revenues. See "Risk Factors--International Business; Fluctuation in Exchange Rates; Risk of Change in Foreign Regulations."

    Support for the direct and indirect sales representatives is provided by product application specialists who assist in pre- and post-sale support. Such support includes assistance in designing customer configurations, educating customers on the system and technology and supporting the implementation and integration process. In addition, the Company provides its sales representatives with training, promotional literature, a multi-media presentation, videos and competitive analysis.

    The selling process often involves a team comprised of individuals from sales, marketing, engineering, customer service and support, and senior management. The team frequently engages in a multi-level sales effort directed toward a variety of constituents, including government regulators, the local airport operator or authority, systems and or conveyor integrators, individual airlines and airline operating committees. The combination of the high average selling prices, the time needed for various agencies to secure funding for systems and the negotiation and execution of actual contracts leads to a typical sales cycle lasting from six to twelve months, or more, from initial contact with a customer. Often, local government regulators become involved in the sales decision process or provide funds for the purchase. For repeat orders from existing customers, the Company can often expedite the sales cycle by utilizing existing contracts and contract extensions and thereby avoiding lengthy procurement processes. See "Risk Factors--Dependence on Large Orders; Customer Concentrations; Lengthy Sales Cycle" and "--Public Agency Contract and Budget Considerations."

BACKLOG

    The Company measures its backlog of system revenues as orders for which contracts or purchase orders have been signed, but which have not yet been shipped and for which revenues have not yet been recognized. The Company includes in its backlog only those customer orders which are scheduled for delivery within the next 18 months. The Company typically ships its products within three to twelve months after receiving an order. However, such shipments may be impacted by delays which occur in the delivery of components to the Company or customers' readiness to accept delivery for reasons of site preparation or otherwise. At March 31, 1997, the Company's system revenues backlog was approximately $68.6 million, and at March 31, 1996, the Company's system revenues backlog was approximately $7.7 million.

    A majority of the Company's backlog as of March 31, 1997 is expected to be shipped during the current fiscal year. Any failure of the Company to meet an agreed upon schedule could lead to the cancellation of the related order. Variations in the size, complexity and delivery requirements of the customer order may result in substantial fluctuations in backlog from period to period. The Company believes that it is important for competitive reasons and to better satisfy customer requirements to reduce order lead times and expects that the Company's backlog may decrease on a relative basis over time. In addition, all orders are subject to cancellation or delay by the customer and, accordingly, there can be no assurance that such backlog will eventually result in revenues. For these reasons, the Company believes that backlog cannot be considered a meaningful indicator of the Company's performance on an annual or quarterly basis.

MANUFACTURING

    The Company seeks to focus its manufacturing resources on activities which emphasize the Company's core competencies and distinctive value. The Company's manufacturing operations consist primarily of: materials management; assembly, test and quality control of parts and components subassemblies; and final system testing. Using the Company's designs and specifications, subcontractors assemble mechanical and electrical sub-components. The Company performs final assembly and test of systems, including configuration to customers orders and testing with current release software, prior to shipment. The Company's manufacturing organization has expertise in mechanical, electrical, electronic and software assembly and testing. In addition, because quality and reliability over the life of the Company's products are vital to customer satisfaction and repeat purchases, the Company believes its quality assurance program to be a key component of its business strategy.

    The Company generally purchases major contracted assemblies from single source suppliers in order to ensure high quality, prompt delivery and low cost. The Company reviews its single source procurements on a case by case basis and began to qualify second sources for certain contracted assemblies in 1996. The Company purchases components, materials and electro-mechanical subsystems from single source suppliers pursuant to purchase orders placed from time to time in the ordinary course of business and has no guaranteed supply arrangements with such suppliers. Although to date the Company has not experienced any significant delays in obtaining any of its single source assemblies, there can be no assurance that the Company will not face shortages of one or more of these systems in the future. See "Risk Factors--Dependence on Suppliers."

    The Company outsources certain manufacturing processes, including standard and build-to-print fabricated parts such as mechanical sub-assemblies, sheet metal fabrication, cables and assembled printed circuit boards. This strategy enables the Company to leverage product development, manufacturing and management resources while retaining greater control over product delivery, final product configuration and timing of new product introductions, all of which the Company believes are critical to exceeding customer expectations.


    The Company is currently producing approximately four systems per month and has the capacity to accommodate production of over six systems per month in its current facility. In February 1997, the Company entered into a lease agreement for a new headquarters and manufacturing facility. The new facility is expected to be outfitted for occupancy in July 1997. The new facility is expected to have an initial capacity in excess of 15 systems per month. The Company's plans call for production levels which may be in excess of its current facility's capacity. Any delays in the availability of the new facility for the production of CTX 5000 systems could cause delays in shipments of such systems to customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Facilities" and "Risk Factors-- Limited Manufacturing Experience; Management of Growth."


RECENT DEVELOPMENTS

    FAA PROCUREMENT CONTRACT. On December 24, 1996, the FAA awarded a $52.2 million contract to the Company for the purchase of 54 CTX 5000 systems to be installed at major airports throughout the United States. This contract calls for all 54 units to be delivered to airports by the end of 1997. In addition, the government has the option to purchase up to 46 additional systems for 1998, bringing the total purchase price under such contract, if such option is fully exercised, to $110.9 million. The FAA may cancel this contract at any time and for any reason, in which case the FAA would only be obligated to pay for units delivered and to reimburse the Company for costs incurred and commitments made by the Company in order to fulfill the contract.

    EG&G ASTROPHYSICS. In November 1996, the Company entered into a Research and Development Agreement with EG&G Astrophysics ("EG&G") whereby the parties agreed to attempt to jointly develop and introduce to the EDS marketplace a system combining the two companies' products into an automatic, high throughput, high detection system. The terms of the agreement provide for the parties to equally fund and jointly own the technology developed in the development program. Either party may terminate the agreement for cause, or may terminate the agreement without cause (which in certain cases would result in a penalty) on 60 days' notice. The agreement terminates in May 1998. This alliance targets the furtherance of the Company's strategy to increase throughput and provide a better solution than multi-level detection systems currently in use in certain airports in the United Kingdom and Asia which, the Company believes, represent a significant compromise in detection and increase the cost and complexity of the baggage handling system. There can be no assurance that the Company and EG&G will be able to develop such an EDS in a cost-effective manner or at all. In connection with the collaboration, an affiliate of EG&G made an equity investment of $2.0 million in the Company.

    QUANTUM MAGNETICS, INC. In April 1997, the Company made an equity investment of approximately $1.2 million, representing an approximate 10% ownership interest, in Quantum Magnetics, Inc. ("Quantum"). The equity investment entitles the Company to designate one member to serve on Quantum's board of directors and entitles the Company to certain registration, first refusal and other rights. In connection with the equity investment, for the period extending through December 1997, Quantum has agreed not to license or transfer its technology related to explosive detection for use in explosives or drug detection without consent of the Company except in connection with the sale of Quantum or transfer of substantially all of its assets.

COMPETITION

    The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. The Company expects competition to increase as other companies introduce additional and more competitive products in the EDS market and as the Company develops additional capabilities and enhancements for the CTX 5000 and new applications for its certified technology. Historically, the principal competitors in the market for explosive detection systems have been InVision, Vivid Technologies, Inc., EG&G Astrophysics, Heimann Systems GmbH, Thermedics Detection Inc., and Barringer Technologies Inc. Each of these competitors provides EDS solutions and products for use in the inspection of checked luggage, although to date only the Company's CTX 5000 has been certified by the FAA. The Company is aware of certain major corporations competing in other markets that intend to enter the EDS market. In particular, in January 1996 Lockheed Martin Corporation received a grant in the amount of approximately $8.5 million from the FAA for the design and development of a CT-based EDS over a two-year period. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions for EDS products, which could have a material adverse effect on the Company's business, financial condition and results of operations. Each of the Company's competitors may have substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully with its competitors or with new entrants to the EDS market.

    The Company believes that its ability to compete in the EDS market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of checked baggage. Although the Company believes that the CTX 5000 is superior to its competitors' products in its explosive detection capability and accuracy, the CTX 5000 must also compete on the basis of price, throughput, the ability to handle all sizes of baggage, and the ease of integration into existing baggage handling systems. Certain of the Company's competitors may have an advantage over the Company's existing technology with respect to these factors. Currently, the CTX 5000 has an average selling price of approximately $1.0 million, compared to substantially lower prices for systems offered by the Company's competitors; has a throughput rate of approximately 300 bags per hour ("bph"), compared to rates claimed to exceed 1,000 bph by certain of the Company's competitors; has a gantry size which limits the ability of the unit to accept all sizes of baggage; and requires that the baggage remain still while being scanned, making it difficult to integrate into the continuously moving baggage handling systems found in most airports. There can be no assurance that the Company will be successful in convincing potential customers that the CTX 5000 is superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the Company's system. Further, there can be no assurance that the Company will be able to enhance the CTX 5000 to better compete on the basis of cost, throughput, accommodation of baggage size and ease of integration, or that the Company will otherwise be able to compete successfully with existing or new competitors. The failure of the Company to develop such enhancements or otherwise successfully compete in the EDS market for any of the above reasons would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Company's performance depends in part upon its proprietary technology. In the United States, the Company relies upon patents, copyrights and trade secrets for the protection of the proprietary elements of the CTX 5000 and the Company's CT technology. There can be no assurance, however, that the Company could enforce such patents, trade secrets or copyrights. The Company has two United States patents for automatic concealed object detection systems using a pre-scan stage which expire in the years 2010 and 2011 (the "Patents"). There can be no assurance that the Patents would be effective in preventing CT-based competition. In accordance with certain Federal Acquisition Regulations included in the Company's development contract, dated September 27, 1991, with the FAA (the "FAA R&D Contract"), the United States Government has rights to use certain of the Company's proprietary technology developed after the award of the FAA R&D Contract and funded by the FAA R&D Contract. The U.S. Government may use such rights to produce or have produced for the U.S. Government competing products using the Company's CT technology. In the event that the U.S. Government were to exercise these rights, the Company's exclusivity in supplying the U.S. Government with certified CT-based explosive detection systems could be materially adversely affected.

    The Company generally enters into confidentiality agreements with each of its employees, and on a case-by-case basis enters into similar agreements with distributors, customers, and potential customers. In addition, the Company limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing foreign counterparts of the Patents has expired, and the Company has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron Inc. ("Imatron")) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of a foreign counterparts to the Patents could adversely affect the Company's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar, functionally equivalent or superior technology.

    The Company in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by the Company or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company. If the Company's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend the Company against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to the Company and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of the Company. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities (including treble damages in certain circumstances), or prevent the Company from selling its products. If infringement claims are asserted against the Company, the Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all. In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to the Company and protect trade secrets or know-how owned or licensed by the Company and, whether or not the Company is successful in defending such intellectual property, the Company could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition and results of operations of the Company.

    The Company also holds an exclusive, worldwide, perpetual and fully-paid license from Imatron (obtained in connection with the formation of the Company) under Imatron's patents and know-how to develop, manufacture and sell (a) systems for the inspection of mail, freight, parcels and baggage, and (b) compact medical scanner products for military field applications. The Company, in exchange, granted to Imatron an exclusive, worldwide, perpetual and fully-paid license under the Company's patent or future patents and know-how to permit Imatron to utilize such technology in medical scanner products (other than compact medical scanner products for military field applications). Imatron is a manufacturer of medical scanning systems and holds a portfolio of CT patents.

    While the Company believes that its intellectual property rights are valuable, the Company also believes that because of the rapid pace of technological change in the industry, factors such as innovative skills, technical expertise, the ability to adapt quickly to new technologies and evolving customer requirements, product support, and customer relations are of greater competitive significance.

EMPLOYEES

    As of March 31, 1997, the Company employed 150 people, of whom 38 were primarily engaged in research and development activities, 30 in marketing and sales, customer support and field service, 23 in manufacturing and 22 in administration and finance. In addition, the Company utilized the services of 37 full-time consultants and temporary employees in 1996. Management believes that the Company's relationship with its employees is good.

FACILITIES

    The Company's principal administrative, marketing, development and manufacturing facility is located in Foster City, California and consists of approximately 27,000 square feet under a lease which expires in October 1998. The Company has an option to extend the lease for one year. The base rent under this lease is approximately $300,000 per year. In March 1997, the Company entered into a lease for new principal corporate offices and manufacturing facilities in Newark, California, which consists of approximately 95,000 square feet under a lease which expires in May 2007. The Company has an option to extend the lease for five years. The initial base rent under this lease is approximately $672,000 per year. The Company anticipates relocating to this new facility upon completion of tenant improvements, currently scheduled for July 1997. Management believes that the new facilities will be sufficient to satisfy the Company's administrative and manufacturing needs for the foreseeable future.

    The Company's manufacturing facility is currently producing approximately four systems per month and has the capacity to accommodate production of over six systems per month. The new facility is expected to have a capacity in excess of 15 systems per month before the implementation of activities for manufacturing cycle time reduction and multiple shifts.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation, including litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in aggregate would have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following sets forth certain information regarding the Company's executive officers and directors as of March 31, 1997:

             NAME                   AGE                             POSITION
------------------------------      ---      -------------------------------------------------------
Dr. Sergio Magistri...........          44   President, Chief Executive Officer and Director
Sauveur Chemouni..............          43   Vice President, Engineering
Curtis P. DiSibio.............          40   Vice President and Chief Financial Officer
David M. Pillor...............          42   Senior Vice President, Sales and Marketing
Dr. Fredrick L. Roder.........          49   Vice President, Federal Systems
Dr. Benno Stebler.............          44   Vice President, Manufacturing
Stephen Wolff.................          38   Vice President, Marketing & Product Development
Dr. Douglas P. Boyd(1)(2).....          55   Director
Dr. Giovanni Lanzara(2).......          57   Chairman of the Board
Dr. Bruno Trezza(1)...........          60   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    DR. SERGIO MAGISTRI has served as President, Chief Executive Officer and Director of the Company since December 1992. From June 1991 to November 1992, he was a Project Manager with AGIE, Switzerland, a manufacturer of high precision tooling equipment, responsible for all aspects of a family of new products for high precision electro-erosion machining with sub-micron precision. From 1988 to June 1991, Dr. Magistri was a consultant to high technology companies, including FI.M.A.I. Holding, S.A. As a consultant to FI.M.A.I., Dr. Magistri was involved in the formation of the Company and the development of its business plan and of its technology. From 1983 to 1988, Dr. Magistri held various positions with Imatron Inc. ("Imatron"), a CT medical scanner company, including as an Engineering Physicist and Manager of Advanced Reconstruction Systems, and Director of Computer Engineering. Dr. Magistri holds a degree in Electrical Engineering and a doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    SAUVEUR CHEMOUNI joined the Company in 1990 as Manager and from January 1994 to September 1995 served as Director of Engineering. He has served as Vice President of Engineering since September 1995. From 1988 to 1990, he was with Imatron, where he was instrumental in the development of the Company's original EDS capability. From 1983 to 1988, he was the owner of a computer graphics company. Mr. Chemouni holds a degree in physics and a Masters degree in Computer Sciences from Supelec, Paris, France.

    CURTIS P. DISIBIO has served as Vice President, Finance and Administration of the Company since April 1991 and Chief Financial Officer since March 1993. From 1980 to 1986, Mr. DiSibio worked in public accounting. In 1986 Mr. DiSibio served as controller of Trilogy Systems Corporation ("Trilogy"), a development stage mainframe computer company, and was involved in the sale of Trilogy's operations to Digital Equipment Corporation. From 1987 to 1990, Mr. DiSibio held various positions including Treasurer and Chief Financial Officer of ELXSI Corporation, a publicly traded mini-super computer company which Trilogy had acquired. Mr. DiSibio received a Masters degree in Business Administration degree from Santa Clara University.

    DAVID M. PILLOR joined the Company in July 1994 as Vice President, Sales and Marketing, and has served as Senior Vice President, Sales and Marketing since November 1995. From 1988 to July 1994, Mr. Pillor held various positions including Area Sales Manager, National Sales Manager and Vice President of Sales of Technomed International, a medical products company. Mr. Pillor holds a Bachelor of Science degree in Chemistry from the University of Maryland.

    DR. FREDRICK L. RODER has served as Vice President, Federal Systems, of the Company since January 1997, following the acquisition of Imatron Federal Systems, Inc. ("IFS") by the Company. From June 1991 to December 1996, he served as President of IFS and as Prime Contractor and Principal Investigator on FAA research and development contracts. From 1986 until 1991, he served as Director, New Product Development, of Imatron. He holds a Bachelor of Science degree in Physics from City College of New York, a Masters degree in Physics from Yeshiva University and a doctorate in Nuclear Science and Engineering from Catholic University of America.

    DR. BENNO STEBLER joined the Company in May 1991 as Vice President, Engineering, and has served as Vice President, Manufacturing, of the Company since September 1995. From 1989 to 1991, Dr. Stebler served as Staff Engineer at Toshiba America, a consumer electronics company. From 1986 to 1989, Dr. Stebler served in various positions at Imatron including Software Manager of the Compact Medical Scanner, a predecessor to the CTX 5000. Dr. Stebler holds a diploma of Electrical Engineering and a doctorate in Biomedical Engineering from the Swiss Institute of Technology, Zurich, Switzerland.

    STEPHEN WOLFF joined the Company in 1990 first as Manager and then as Director, Marketing & Product Development, and has served as Vice President, Marketing & Product Development, of the Company since October 1995. From 1981 to 1990, Mr. Wolff held various positions at Science Applications International, Corp., a government research contractor, including Project Coordinator for development of a Prototype Thermal Neutron Analysis explosive detection system. Mr. Wolff was also principal investigator for an FAA sponsored testing program for weapons detection technology. Mr. Wolff holds a Bachelor of Science degree in Chemical Engineering from Imperial College, London, England and a Masters degree in Chemical Engineering from Stanford University.

    DR. DOUGLAS P. BOYD served as a Director of the Company from September 1990 to December 1992, and since June 1993. Dr. Boyd was a founder of Imatron in 1981 and has held various positions at Imatron, and currently serves as its Chairman of the Board and Chief Technology Officer. Dr. Boyd is an Adjunct Professor of Radiology at the University of California, San Francisco.

    DR. GIOVANNI LANZARA has served as a Director of the Company since September 1990 and as Chairman of the Board since March 1994. Since 1978, he has served as a professor and President of the Transportation Engineering Department at the University of Aquila, Rome, Italy. Dr. Lanzara has been President of the International Center for Transportation Studies since 1987. Dr. Lanzara served as director of Imatron from August 1993 to June 1996.

    DR. BRUNO TREZZA has served as a Director of the Company since November 1993. Since 1974, he has served as a professor of economics at the University "La Sapienza" in Rome, Italy. From 1980 to 1981, Dr. Trezza served as an economic advisor to the Italian Prime Minister. From 1974 to 1983, he served as a member of the Committee for Economic Planning of the Italian Ministry of Planning. He has served as a director of several private companies and public institutions in Italy.

    The Board of Directors has set the size of the Board at five directors. Since there are currently only four elected directors, a vacancy exists which may be filled at the Board's discretion. The Company's Board of Directors is divided into three classes with the members of each class serving for terms of office expiring at the third annual meeting of stockholders following their election and until successors are duly qualified. The terms of office of the Class I, II, and III directors expire at the annual meetings of stockholders in 1997, 1998 and 1999, respectively. The Class I director is Dr. Magistri; the Class II director is Dr. Lanzara (the other Class II position is currently vacant); and the Class III directors are Drs. Boyd and Trezza. Executive officers serve at the discretion of the Board of Directors. See "--Employment Agreements."

    The Board of Directors has an Audit Committee and a Compensation Committee. The functions of the Audit Committee include recommending to the Board the retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company's independent auditors and the progress and results of their work, and reviewing the financial statements of the Company and its internal accounting and auditing procedures. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administering the Company's employee stock option plans, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors.

    Non-employee directors currently receive $1,200 per day in cash compensation for their services as members of the Board of Directors and are reimbursed for expenses incurred in connection with the performance of services as directors. In addition, non-employee directors of the Company currently receive $1,200 per day for each day of consulting services rendered to the Company not in connection with their services as directors.

    Aggregate consulting fees earned by directors of the Company were $136,280 in 1994, $115,800 in 1995 and $263,600 in 1996. During these years Giovanni Lanzara (who earned $100,000 in 1994, $71,400 in 1995 and $117,600 in 1996) and
Bruno Trezza (who earned $104,400 in 1996) were the only individual directors who earned consulting fees in excess of $60,000 in any individual calendar year.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation earned by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                      ANNUAL COMPENSATION        ------------
                                                  ---------------------------     SECURITIES
                                                  FISCAL                          UNDERLYING     ALL OTHER
                      NAME                         YEAR     SALARY    BONUS        OPTIONS      COMPENSATION
------------------------------------------------  ------   --------  --------    ------------   ------------
Dr. Sergio Magistri.............................   1996    $136,666  $     --           --        $    --
  President and Chief Executive Officer            1995     131,982        --       63,272         10,000(1)
Curtis P. DiSibio...............................   1996     111,250    34,750           --             --
  Chief Financial Officer                          1995     109,000    18,790       39,326             --
David M. Pillor.................................   1996     110,000   117,603(2)        --             --
  Senior Vice President, Sales & Marketing         1995     100,000   117,790(2)   154,186             --
Dr. Benno Stebler...............................   1996     116,000    37,876           --             --
  Vice President, Manufacturing                    1995     114,000    19,206       43,798             --
Sauveur Chemouni................................   1996     104,478    33,000           --             --
  Vice President, Engineering                      1995     100,000        --       51,848             --

------------------------

(1) Represents relocation expenses.

(2) Includes commission payments of $97,603 in 1996 and $70,790 in 1995; amount in 1995 includes $47,000 related to orders received in 1994.

    The Company has a policy of granting certain cash incentive awards to its senior management based upon the achievement of certain performance goals. The specific performance goals are determined by the Company's Board of Directors and are designed to fairly reward senior management for significant positive contributions to the Company.

RECENT OPTION GRANTS

    The Company did not grant any stock options to its Named Executive Officers during fiscal 1996.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    During the last fiscal year no options were exercised by the Named Executive Officers. The following table sets forth information with respect to the number of securities underlying unexercised options held by the

Named Executive Officers as of December 31, 1996 and the value of unexercised in-the-money options as of December 31, 1996:

                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                       OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END(1)
                                       --------------------------  ---------------------------
                NAME                   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------  -------------  ------------  -------------
Dr. Sergio Magistri..................     139,732        81,714    $  2,221,726   $ 1,298,338
Curtis P. DiSibio....................      50,788        14,895         799,669       230,146
David M. Pillor......................     125,530        49,829       1,969,076       774,679
Dr. Benno Stebler....................      58,004        15,054         913,573       231,831
Sauveur Chemouni.....................      45,590        20,092         711,690       309,416

------------------------


(1) Based on a per share price of $16.50, the closing price of the Common Stock as reported on the Nasdaq SmallCap Market on December 31, 1996, minus the exercise price of the option, multiplied by the number of shares underlying the option.


EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Messrs. Magistri, DiSibio, Pillor and Stebler which provide for salaries and other employment terms. The agreements with Messrs. Magistri, DiSibio, Pillor and Stebler each provide that if the Company terminates the employee's employment without cause, the employee is entitled to a severance payment equal to his annual base salary for six months. All of the employment agreements are terminable at the will of either the employee or the Company, with or without cause. In each case, termination by the employee requires two months notice to the Company.

401(K) PLAN

    In April 1992, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the annual limit prescribed by statute ($9,500 in 1996 unless limited by other statutory provisions) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan does not provide for any matching or discretionary contributions to the 401(k) Plan by the Company. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in specified investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

STOCK OPTION PLANS

    EQUITY INCENTIVE PLAN

    The Company's 1991 Stock Option Plan was adopted by the Board of Directors in May 1991 and approved by the shareholders in June 1991. In March 1996, the 1991 Stock Option Plan was amended and restated as the Equity Incentive Plan (the "Equity Plan"). In December 1996 the Board of Directors approved an amendment to the Equity Plan, subject to stockholder approval, increasing the number of shares available thereunder by 640,000 shares. A total of 2,221,818 shares of Common Stock have been reserved for issuance under the Equity Plan. The Equity Plan provides for grants of incentive stock options, nonstatutory stock options, stock bonuses, rights to purchase restricted stock, and stock appreciation rights (collectively "Stock Awards") to employees (including officers and employee directors) and consultants of the Company and its affiliates. The Equity Plan is presently being administered by the Compensation Committee, which determines optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

    The terms of options granted under the Equity Plan may not exceed ten years from the date of grant. Options granted under the Equity Plan to date have been at the discretion of the Board and have typically vested at the rate of 25% of the shares subject to option at the end of the first anniversary of the date of grant and 1/16th of such shares at the end of each quarter thereafter. No incentive stock option may be transferred by the optionee other than by will or the laws of descent or distribution. Incentive stock options shall be exercisable during the lifetime of the person to whom the option is granted only by such person. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three month period following such cessation (unless such options terminate or expire sooner by their terms) or in such shorter period (not to be less than 30 days) determined by the Board of Directors.

    Shares subject to Stock Awards (other than stock appreciation rights) granted under the Equity Plan which have lapsed or terminated may again be subject to Stock Awards granted under the Equity Plan. The Board of Directors has the authority to effect, with the consent of affected holders, the cancellation of outstanding Stock Awards under the Equity Plan in return for the grant of new Stock Awards for the same or different number of Stock Awards with an exercise price per share of 85%, 100% or, under certain circumstances, 110% of fair market value of the Common Stock on the new grant date, with the shares subject to the outstanding Stock Awards again becoming available for grant under the Equity Plan. Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding Stock Awards shall either be assumed by the surviving entity or continue in full force and effect. If any surviving entity refuses to assume or continue such Stock Awards or substitute similar Stock Awards then such Stock Awards shall be terminated if not exercised prior to such event.

    As of December 31, 1996, approximately 246,000 shares of Common Stock had been issued upon the exercise of options granted under the Equity Plan, options to purchase approximately 1,141,000 shares of Common Stock at a weighted average exercise price of $1.92 per share were outstanding and approximately 835,000 shares remained available for future option grants. The Equity Plan will terminate on May 2, 2001 unless sooner terminated by the Board of Directors. To date, no stock bonuses, restricted stock, or stock appreciation rights have been granted under the Equity Plan.

    1996 EMPLOYEE STOCK PURCHASE PLAN

    In March 1996, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 300,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period except as provided in the terms of the offering, and participation ends automatically on termination of employment with the Company.

    In the event of a change of control of the Company, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. The Purchase Plan will terminate in March 2006 unless earlier terminated by the Board of Directors. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock and subject, in certain cases, to stockholder approval. No shares were issued under the Purchase Plan in 1996 or the first quarter of 1997.

                              CERTAIN TRANSACTIONS


    In connection with the formation of the Company, FI.M.A.I., a founder of the Company, entered into a Manufacturing and Distribution Agreement dated as of September 11, 1990 (the "Distribution Agreement"), which agreement appointed FI.M.A.I. as the exclusive manufacturer, purchaser and distributor for the CTX 5000 in Europe. FI.M.A.I. transferred its rights under the Distribution Agreement to ElectroParts and HARAX in April 1995 in connection with the transfer from FI.M.A.I. to HARAX and ElectroParts of FI.M.A.I.'s equity interest in the Company. In June 1995, the Company issued 56,818 shares of Series D Preferred Stock to ElectroParts, S.A. and 170,455 shares of Series D Preferred Stock to HARAX in exchange for the cancellation of the Distribution Agreement. FI.M.A.I.'s entire equity interest in the Company was transferred to ElectroParts and HARAX, who are affiliated with FI.M.A.I.



    In July 1991, the Company entered into a Standby Financing Agreement with FI.M.A.I. (the "Standby Financing") pursuant to which FI.M.A.I. agreed to provide an equity investment in the Company of up to $3,000,000 and to guarantee a line of credit for the Company of up to $3,000,000. From July 1991 to April 1994, FI.M.A.I. guaranteed approximately $3,000,000 in bank indebtedness and purchased 151,515 shares of Series C Preferred Stock at a purchase price of $19.80 per share or an aggregate of $3,000,000. In June 1994, the Company issued 802,139 shares of Series D Preferred Stock to HARAX at a purchase price of $3.74 per share or an aggregate purchase price of $3,000,000. The funds received from the sale of the Series D Preferred Stock were used to pay down $3,000,000 of the Company's $5,300,000 debt then outstanding and to terminate FI.M.A.I.'s guarantee with respect to such amount. The Series D Preferred Stock was issued to FI.M.A.I. on the same terms offered to all investors in the Company's Series D Preferred Stock.


    From July 1993 to November 1994, the Company borrowed approximately $2,325,000 from HARAX at an interest rate of prime plus 1%. In May 1995, the Company issued 649,434 shares of Series D Preferred Stock to HARAX at a purchase price of $3.74 per share in exchange for the cancellation by HARAX of the principal amount and interest of such indebtedness, or an aggregate purchase price of $2,428,882.


    In October 1995, the Company issued 33,406 shares of the Company's Series D Preferred Stock in exchange for the assumption by ElectroParts of the Company's outstanding debt obligations to Instituto Bancario San Paolo di Torinio in the amount of $125,000.



    HARAX and ElectroParts are participation holding companies that are affiliated with FI.M.A.I. HARAX currently holds approximately 35.1% of the outstanding equity of the Company and will hold approximately 26.0% of the outstanding equity of the Company following this offering. ElectroParts currently holds 5.9% of the outstanding equity of the Company and will hold 2.2% of the outstanding equity of the Company following this offering.


    On October 13, 1994, the Company issued 3,818 shares of Series D Preferred Stock to Louis Turpen in consideration of services previously rendered by Mr. Turpen. Mr. Turpen served as a director of the Company from December 1992 until June 1995.

    On November 11, 1994, the Company issued 5,455 shares of Series D Preferred Stock to Lucio Lanza in consideration of services previously rendered by Mr. Lanza. Mr. Lanza acted as Chairman of the Board of the Company from December 1992 until November 1993.


    In July 1994, Dr. Sergio Magistri loaned the Company $50,000 for working capital. In June 1995 the Company issued 13,368 shares of Series D Preferred Stock to Dr. Sergio Magistri in exchange for the cancellation by Dr. Magistri of such indebtedness.



    In August 1996, Anaconda Opportunity Fund, L.P. ("Anaconda"), the successor to Anaconda Partners, L.P., exercised warrants to purchase 420,454 shares of Common Stock at an exercise price of $4.40 per share and 58,864 shares of Common Stock at an exercise price of $5.50 per share. The original warrants were issued to Anaconda in connection with a certain Bridge Loan and Security Agreement, dated as of December 28, 1995, entered into between the Company and Anaconda Partners, L.P. Also in August 1996, LEO Holding, Inc.

exercised a warrant to purchase 34,090 shares of Common Stock at an exercise price of $4.40 per share and 4,772 shares of Common Stock at an exercise price of $5.50 per share. Such warrant was originally issued to Anaconda Partners, L.P. and was subsequently transferred to LEO Holding, Inc. In connection with the warrant issuance the Company agreed to register the offer and resale of shares issuable upon exercise of the warrants. In June 1996, the Company registered the offer and resale of such shares. Of such shares, 479,318 shares continue to remain registered for resale by Anaconda.

    On December 31, 1996, the Company issued 32,000 shares of Common Stock to Fredrick L. Roder, Vice President, Federal Systems of the Company, in consideration of all of the outstanding common voting stock of Imatron Federal Systems, Inc.


    The foregoing share issuances have been retroactively adjusted to reflect a 1-for-11 reverse stock split of Preferred Stock and Common Stock effected on March 15, 1996. As of the date of this Prospectus there is no Preferred Stock outstanding. The foregoing Common Stock issuances have also been adjusted to reflect a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.


    The Company believes that the foregoing transactions were in its best interests and were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

ADDITIONAL INFORMATION REGARDING MAJOR STOCKHOLDER

    HARAX, a major stockholder of the Company, is owned and controlled by Eugenio Rendo. Mr. Rendo was a senior executive of the Italimprese Group, a large, privately-held conglomerate based in Italy. Mr. Rendo has been charged in Italy with bribery of public officials in connection with obtaining public sector contracts. These charges arise from political contributions made by Mr. Rendo in 1991. Mr. Rendo denies such allegations and is vigorously defending himself in such matter. In particular, Mr. Rendo asserts that the payments made by him which have been called into question were lawful contributions to a political party and he denies that any favor or other improper benefit was received in exchange. In early 1996, the proceedings with respect to such charges were relocated from Milan, Italy to Rome, Italy, and the formal indictment in Milan was annulled. To resume the proceedings, a new indictment would be required from the judges in Rome; however, to date no new indictment has been issued. In the event that a new indictment is issued, under Italian law two trials must be held before a conviction is obtained. The Company believes that, regardless of the outcome of any such legal proceedings, such events will not have an adverse effect on the business or operations of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 1997, and as adjusted to reflect the sale of Common Stock offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to beneficially own 5% or more of the Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; (iv) each Selling Stockholder; and (v) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common stock, except to the extent authority is shared by spouses under applicable law. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.


                                                         SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                            OWNED PRIOR TO                        OWNED AFTER
                                                             OFFERING(1)          SHARES          OFFERING(1)
                                                       ------------------------    BEING    ------------------------
                        NAME                              NAME      PERCENTAGE    OFFERED     NUMBER     PERCENTAGE
-----------------------------------------------------  ----------  ------------  ---------  ----------  ------------
HARAX Holding, S.A.(2)(3)............................   3,234,782        35.1%     353,571   2,881,211        26.0%
Eugenio Rendo(2)(4)..................................   3,234,782        35.1      353,571   2,881,211        26.0
ElectroParts S.A.(5).................................     540,642         5.9      300,000     240,642         2.2
HAKON Holdings, S.A.(2)(6)...........................     485,474         5.3       70,000     415,474         3.7
Anaconda Opportunity Fund, L.P.(7)...................     479,318         5.2            0     479,318         4.3
PASTEC Holdings, S.A.(2).............................     441,888         4.8       70,000     371,888         3.4
EG&G International Ltd.(2)...........................     183,750         2.0       64,312     119,438         1.0
Dr. Sergio Magistri(8)...............................     242,738         2.6            0     242,738         2.1
Sauveur Chemouni(9)..................................      53,632           *            0      53,632           *
Curtis P. DiSibio(10)................................      57,583           *            0      57,583           *
David M. Pillor(11)..................................     143,598         1.5            0     143,598         1.3
Fredrick L. Roder(2).................................      32,000           *        2,240      29,760           *
Dr. Benno Stebler(2)(12).............................      64,429           *        6,610      57,819           *
Stephen Wolff(2)(13).................................      36,675           *        4,222      32,453           *
Dr. Douglas P. Boyd(14)..............................      62,533           *        4,045      58,488           *
Dr. Giovanni Lanzara(15).............................     534,420         5.8       70,000     464,420         4.2
Dr. Bruno Trezza(16).................................     531,955         5.7       70,000     461,955         4.1
All directors and executive officers as a group (10
  persons)(17).......................................   1,759,562        17.8      157,117   1,602,445        13.6


------------------------

  * Less than 1% of the outstanding Common Stock.


 (1) Applicable percentage of ownership at March 31, 1997 is based upon 9,205,000 shares of Common Stock outstanding. Applicable percentage ownership after this offering is based upon 11,091,000 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.



 (2) If the Underwriters exercise their over-allotment option in full: (i) HARAX Holding, S.A. will sell an additional 279,627 shares; (ii) HAKON Holdings, S.A. will sell an additional 30,000 shares; (iii) PASTEC Holdings, S.A. will sell an additional 30,000 shares; (iv) EG&G International Ltd. will sell an additional 27,563 shares; (v) Mr. Roder will sell an additional 1,222 shares; (vi) Mr. Stebler will sell an additional 900 shares; and (vii) Mr. Wolff will sell an additional 446 shares.



 (3) The business address for the named stockholder is 231, Val des Bons Malades, Luxembourg-Kirchberg, Luxembourg L-2121.



 (4) The business address for the named individual is Via de Notaris No. 3 Pairoli, Rome, Italy 00161. Represents 3,234,782 shares held by HARAX. Eugenio Rendo is the controlling stockholder of HARAX and is deemed to beneficially own such shares.



 (5) Mario Rendo is the controlling stockholder of ElectroParts and is deemed to beneficially own such shares. All of such shares have been pledged to HARAX to secure a loan made by HARAX to ElectroParts, which loan becomes due and payable in October 1997. A portion of such shares are being sold in this Offering to repay such loan. The business address for the named stockholder and Mario Rendo is 12 Avenue de la Liberte, L-190 Luxembourg.



 (6) The business address for the named stockholder is 2 Boulevard Royal, Luxembourg.

 (7) The business address for the named stockholder is c/o Anaconda Capital Management, LLC, 730 Fifth Avenue, 15th Floor, New York, NY 10019. The 479,318 shares are held by Anaconda Opportunity Fund, L.P. ("AOF"). Anaconda Capital L.P., the sole general partner of AOF, and Mitchell J. Kelley, the managing and sole general partner of Anaconda Capital L.P., may also be deemed to beneficially own such shares.



 (8) Includes 216,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



 (9) Represents 53,632 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(10) Represents 57,583 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(11) Represents 143,598 shares issuable pursuant to option exercisable within 60 days of March 31, 1997.



(12) Includes 400 shares held by Dr. Stebler's wife and 64,029 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(13) Includes 20,455 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(14) Includes 54,442 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(15) Includes 441,888 shares held by PASTEC, Holdings, S.A. Giovanni Lanzara is the controlling stockholder of PASTEC. Also includes 34,090 shares issuable pursuant to option exercisable within 60 days of March 31, 1997.



(16) Includes 485,474 shares held by HAKON Holdings, S.A. Bruno Trezza is the controlling stockholder of HAKON. Also includes 46,481 shares issuable pursuant to options exercisable within 60 days of March 31, 1997.



(17) Includes 927,362 shares held by entities affiliated with certain directors of the Company as described in footnotes 14 and 15 above and 690,310 shares subject to options exercisable within 60 days of March 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001. As of March 31, 1997, approximately 9,205,000 shares of Common Stock were outstanding, held of record by approximately 175 stockholders. After completion of this offering, there will be approximately 11,091,000 shares of Common Stock outstanding (approximately 11,135,000 shares if the Underwriters' over-allotment option is exercised in full). No shares of Preferred Stock are currently outstanding.


    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended Bylaws (the "Bylaws") is a summary and is qualified in its entirety by the provisions of the Certificate and Bylaws which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

    In connection with the Company's initial public offering, the Company issued to Donald & Co. Securities, Inc. a warrant (the "Warrant") to purchase 180,000 shares of Common Stock at an exercise price of $6.60 per share. Such warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations, and will expire on April 22, 2001.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    Shareholders rights and related matters are governed by the Delaware General Corporation Law (the "Delaware Law") and the Certificate and Bylaws.

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Certificate contains certain provisions permitted under the Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the Delaware Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    CERTAIN ANTI-TAKEOVER PROVISIONS. The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The foregoing provisions of the Delaware Law as well as the right of the Board of Directors to designate the features of, and issue shares of, Preferred Stock without a shareholder vote, and the staggered election of the Board of Directors may tend to discourage attempts by third parties to acquire any substantial ownership position in the Common Stock and may adversely affect the price that such a potential purchaser would be willing to pay for the Common Stock.

    DIRECTORS-NUMBER, VACANCIES, REMOVAL AND NOMINATION. Pursuant to the Certificate, the number of directors is determined by resolutions adopted by the Board, which currently consists of four members. The authorized number of directors is currently five. The Certificate provides that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. Candidates for directors shall be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company at least 20 days before the annual meeting. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors, while stockholders controlling 49% of the outstanding Common Stock may not be able to elect any directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors. See "Management--Executive Officers and Directors."

    RESTRICTIONS ON SPECIAL MEETINGS. The Company's Certificate requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Under the Bylaws, special meetings of the shareholders may be called only by the President, the Chairman of the Board, a majority of the directors, or the holders of record of 10% or more of the Company's outstanding shares of stock entitled to vote at such meeting.

This provision may impede a shareholder who wishes to require the Company to call a special meeting of shareholders to consider any proposed corporate action.

TRANSFER AGENT

    The transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company.

REGISTRATION RIGHTS

    After completion of the Offering, the holders of 302,493 shares of Common Stock and a warrant to purchase up to 180,000 shares of Common Stock (collectively, the "Registrable Securities") or their transferees, will have certain rights with respect to the registration of such shares under the Securities Act. In addition, in June 1996 the Company registered shares of Common Stock on a shelf registration statement pursuant to registration rights held by a stockholder of the Company, of which 479,318 of such shares have yet to be sold.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Common Stock in the public market following this Offering could have an adverse effect on the trading price of the Common Stock. Upon completion of this Offering, based on shares outstanding as of March 31, 1997, the Company will have outstanding approximately 11,091,000 shares of Common Stock assuming no exercise of options after March 31, 1997 other than the options to purchase 10,832 shares that will be exercised by Selling Stockholders and sold in this Offering. Of the shares outstanding, approximately 6,739,000 shares, including the 2,750,000 shares offered hereby (approximately 7,152,000 and 3,163,000 shares, respectively, if the Underwriters' overallotment option is exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining approximately 4,352,000 shares of Common Stock outstanding upon completion of this Offering are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144. As a result of lock-up agreements between certain securityholders and the representatives of the Underwriters, approximately 4,564,000 shares of the Company's Common Stock (excluding shares offered hereby) may not be sold for a period of 120 days from the effective date of the registration statement of which this Prospectus is a part, which restriction may be waived at the sole discretion of Robertson, Stephens & Company LLC. Of the shares subject to lock-up agreements, 479,318 shares have been pledged to secure a margin loan and, in the event of a margin call, may be sold by the lender immediately without regard to the lock-up agreement. Following the lock-up period, all of the shares subject to the lock-up agreements will be available for immediate sale, subject in certain cases to the holding period, volume limitations and other restrictions under Rule 144.


    The Company has entered into an agreement with Anaconda pursuant to which 479,318 shares are currently registered for resale under the Securities Act. In addition, the Company has entered into other agreements with certain of its stockholders and others pursuant to which such persons following this offering have the right to require the Company to register up to an aggregate of 482,493 additional shares of Common Stock for resale under the Securities Act. Of such shares, 302,493 are currently outstanding and the remaining 180,000 shares are issuable upon the exercise of currently outstanding warrants. See "Description of Capital Stock--Registration Rights" and "Certain Transactions."


    In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of one percent of the then-outstanding shares of Common Stock (approximately 110,091 shares after completion of this offering) or the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice, and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an affiliate and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.


    Sales of substantial amounts of such shares in the public market, or the perception that such sales might occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights."

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Prudential Securities Incorporated, Schroder Wertheim & Co. Incorporated and Donald & Co. Securities Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the numbers of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                                                                              NUMBER OF
                                        UNDERWRITER                                             SHARES
--------------------------------------------------------------------------------------------  ----------
Robertson, Stephens & Company LLC...........................................................     771,668
Prudential Securities Incorporated..........................................................     771,666
Schroder Wertheim & Co. Incorporated........................................................     771,666
Donald & Co. Securities Inc.................................................................     175,000
Cruttenden Roth Incorporated................................................................     130,000
Pacific Growth Equities, Inc................................................................     130,000
                                                                                              ----------

  Total.....................................................................................   2,750,000
                                                                                              ----------
                                                                                              ----------



    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.40 per share, of which $0.10 may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.



    The Company and certain of the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 412,500 additional shares of Common Stock at the same price per share as the Company and the Selling Stockholders receive for the 2,750,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,750,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,750,000 shares are being sold.


    The Underwriting Agreement contains covenants of indemnity between the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

    Each executive officer and director of the Company and certain other securityholders of the Company have agreed with the Representatives for a period of 120 days from the date of this Prospectus (the "Lock-Up Period") not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which such holders have or hereinafter acquire the power of disposition without the prior written consent of Robertson, Stephens & Company LLC, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and under the existing employee stock purchase plan and the Company's issuance of options under existing employee stock option plans.

    The offering price of the Common Stock was determined by negotiations among the Company and the Representatives of the Underwriters, based in part upon the market price for the Common Stock as reported on the Nasdaq SmallCap Market.


    In connection with this offering, certain Underwriters and selling group members (if any) who are qualified market makers on The Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

    Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Such transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                          INVISION TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................     F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996, and March 31, 1997...........................     F-3

Consolidated Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996 and the Three
  Months Ended March 31, 1996 and 1997.....................................................................     F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996 and the Three
  Months Ended March 31, 1996 and 1997.....................................................................     F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1994, 1995 and
  1996.....................................................................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

InVision Technologies, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of InVision Technologies, Inc. and its subsidiary at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Jose, California
February 20, 1997

                          INVISION TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1995       1996
                                                                                ---------  ---------   MARCH 31,
                                                                                                         1997
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash........................................................................  $   1,927  $   2,363   $   2,251
  Restricted cash.............................................................         --         --       1,365
  Accounts receivable.........................................................        735      5,987       5,476
  Inventories.................................................................      3,413      4,810       6,111
  Prepaid expenses............................................................        252        292       1,634
                                                                                ---------  ---------  -----------
      Total current assets....................................................      6,327     13,452      16,837
Property and equipment, net...................................................        914      1,804       1,872
Other assets..................................................................         75         --         800
                                                                                ---------  ---------  -----------
                                                                                $   7,316  $  15,256   $  19,509
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable............................................................  $   3,035  $   2,541   $   3,960
  Accrued liabilities.........................................................      1,217      1,020       1,569
  Short-term debt.............................................................      2,260         --          --
  Advances from stockholders..................................................        200         --          --
  Deferred revenue............................................................      3,082      2,443       3,986
  Current maturities of obligations under capital lease.......................         10         68          39
                                                                                ---------  ---------  -----------
      Total current liabilities...............................................      9,804      6,072       9,554
                                                                                ---------  ---------  -----------

Long-term obligations under capital lease, less current portion...............         34        110         110
                                                                                ---------  ---------  -----------
Commitments (Notes 9, 11 and 12)

Stockholders' equity (deficit):
  Convertible preferred stock, $0.001 par value; 5,000 shares authorized;
    2,619 shares, none issued and outstanding in 1996 and 1997................     12,212         --          --
  Preferred stock, $0.001 par value; 5,000 shares authorized; none issued and
    outstanding...............................................................         --         --          --
  Common stock, $0.001 par value; 20,000 shares authorized; 124, 9,160 and
    9,205 shares issued and outstanding.......................................         --          9           9
  Additional paid-in capital..................................................      1,885     28,919      28,958
  Deferred stock compensation expense.........................................       (692)      (355)       (265)
  Accumulated deficit.........................................................    (15,927)   (19,499)    (18,857)
                                                                                ---------  ---------  -----------
      Total stockholders' equity (deficit)....................................     (2,522)     9,074       9,845
                                                                                ---------  ---------  -----------
                                                                                $   7,316  $  15,256   $  19,509
                                                                                ---------  ---------  -----------
                                                                                ---------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                          INVISION TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   THREE MONTHS
                                                                                                      ENDED
                                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1994       1995       1996       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenues....................................................  $      --  $   9,066  $  15,841  $   3,922  $   9,377
Cost of revenues............................................         --      6,777      9,736      2,453      4,708
                                                              ---------  ---------  ---------  ---------  ---------
  Gross profit..............................................         --      2,289      6,105      1,469      4,669
                                                              ---------  ---------  ---------  ---------  ---------

Operating expenses:
  Research and development..................................      1,582      1,940      2,785        585      1,333
  Sales and marketing.......................................        664      1,866      2,976        597      1,233
  General and administrative................................      1,078      1,471      2,577        472      1,343
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................      3,324      5,277      8,338      1,654      3,909
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) from operations...............................     (3,324)    (2,988)    (2,233)      (185)       760
Interest expense (including related party interest expense
  of $90; $104; $54; $14 and none)..........................       (410)      (338)    (1,511)    (1,040)       (10)
Other income, net...........................................          7         34        172         10         23
                                                              ---------  ---------  ---------  ---------  ---------

Income (loss) before provision for income taxes.............     (3,727)    (3,292)    (3,572)    (1,215)       773
Provision for income taxes..................................         --         --         --         --        131
                                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................................  $  (3,727) $  (3,292) $  (3,572) $  (1,215) $     642
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

Net income (loss) per share (Note 2)........................             $   (0.50) $   (0.44) $   (0.17) $    0.06
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
Shares used in per share calculations (Note 2)..............                 6,642      8,142      7,081     10,272

  The accompanying notes are an integral part of these consolidated financial statements.

                          INVISION TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                            THREE MONTHS
                                                                                                               ENDED
                                                                           YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                       -------------------------------  --------------------
                                                                         1994       1995       1996       1996       1997
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................................  $  (3,727) $  (3,292) $  (3,572) $  (1,215) $     642
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization....................................        255        239        371         79        197
    Amortization of bridge loan warrant expense......................         --         --      1,330        949         --
    Stock compensation expense.......................................         --        369        489         99         90
    Changes in assets and liabilities:
      Restricted cash................................................         --         --         --         --     (1,365)
      Accounts receivable............................................        163       (611)    (5,252)      (592)       511
      Inventories....................................................       (939)    (1,887)    (1,397)       114     (1,301)
      Prepaid expenses...............................................         --         --        (34)       (41)    (1,342)
      Other assets...................................................        (29)      (135)        --       (268)      (800)
      Accounts payable...............................................        618      2,219       (522)    (1,206)     1,419
      Accrued liabilities............................................        121        915       (202)       199        549
      Deferred revenues..............................................      2,948        134       (639)      (452)     1,543
                                                                       ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating activities..........       (590)    (2,049)    (9,428)    (2,334)       143
                                                                       ---------  ---------  ---------  ---------  ---------

Cash flows from investing activities:
  Acquisition of property and equipment..............................       (117)      (590)    (1,074)      (136)      (265)
                                                                       ---------  ---------  ---------  ---------  ---------

Cash flows from financing activities:
  Proceeds from short-term debt......................................      2,250      1,000      1,000      1,000         --
  Repayments of short-term debt......................................         --         --     (4,200)        --         --
  Proceeds from capital lease financing..............................         --         53        169         --         --
  Repayments of capital lease financing..............................         --         (9)       (35)        --        (29)
  Proceeds from issuance of preferred stock..........................        464      1,244         --         --         --
  Proceeds from issuance of common stock, net........................         22         37     14,004         13         39
                                                                       ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities......................      2,736      2,325     10,938      1,013         10
                                                                       ---------  ---------  ---------  ---------  ---------

Net increase (decrease) in cash for the period.......................      2,029       (314)       436     (1,457)      (112)
Cash at beginning of period..........................................        212      2,241      1,927      1,927      2,363
                                                                       ---------  ---------  ---------  ---------  ---------
Cash at end of period................................................  $   2,241  $   1,927  $   2,363  $     470  $   2,251
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid......................................................  $     319  $     220  $     233  $      62  $       2
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING
  ACTIVITIES:
  Issuance of common stock upon conversion of preferred stock........  $      --  $      --  $  12,212  $      --  $      --
  Issuance of Series D preferred stock upon the conversion of
    short-term debt and accrued interest.............................  $   3,000  $   2,604  $      --  $      --  $      --
  Warrants issued in connection with bridge loan financing...........  $      --  $     740  $     590  $     590  $      --
  Issuance of common stock in connection with acquisition of
    subsidiary.......................................................  $      --  $      --  $      85  $      --  $      --

  The accompanying notes are an integral part of these consolidated financial statements.

                          INVISION TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                        CONVERTIBLE                                              DEFERRED
                                      PREFERRED STOCK          COMMON STOCK       ADDITIONAL       STOCK
                                    --------------------  ----------------------    PAID-IN    COMPENSATION   ACCUMULATED
                                     SHARES     AMOUNT     SHARES      AMOUNT       CAPITAL       EXPENSE       DEFICIT
                                    ---------  ---------  ---------  -----------  -----------  -------------  ------------
Balance at December 31, 1993......        586  $   4,900         32   $      --    $      25     $      --     $   (8,908)
Issuance of Series D preferred
  stock...........................        926      3,464         --          --           --            --             --
Exercise of common stock
  options.........................         --         --         26          --           22            --             --
Net loss..........................         --         --         --          --           --            --         (3,727)
                                    ---------  ---------  ---------         ---   -----------  -------------  ------------
Balance at December 31, 1994......      1,512      8,364         58          --           47            --        (12,635)
Issuance of Series D preferred
  stock...........................        789      2,948         --          --           --            --             --
Issuance of Series D preferred
  stock to stockholders for
  distribution rights.............        227         --         --          --           --            --             --
Issuance of Series E preferred
  stock...........................         91        900         --          --           --            --             --
Deferred stock compensation.......         --         --         --          --        1,061        (1,061)            --
Amortization of deferred stock
  compensation....................         --         --         --          --           --           369             --
Issuance of warrant...............         --         --         --          --          740            --             --
Exercise of common stock
  options.........................         --         --         66          --           37            --             --
Net loss..........................         --         --         --          --           --            --         (3,292)
                                    ---------  ---------  ---------         ---   -----------  -------------  ------------
Balance at December 31, 1995......      2,619     12,212        124          --        1,885          (692)       (15,927)

Issuance of common stock pursuant
  to initial public offering, net
  of expenses.....................         --         --      2,070           2        9,530            --             --
Conversion of preferred stock to
  common stock upon completion of
  initial public offering.........     (2,619)   (12,212)     6,106           6       12,206            --             --
Deferred stock compensation.......         --         --         --          --          152          (152)            --
Amortization of deferred stock
  compensation....................         --         --         --          --           --           489             --
Issuance of warrant...............         --         --         --          --          590            --             --
Exercise of common stock
  options.........................         --         --        122          --           84            --             --
Exercise of common stock
  warrants........................         --         --        518           1        2,318            --             --
Issuance of common stock pursuant
  to EG&G agreement...............         --         --        184          --        1,974            --             --
Issuances of common stock
  primarily pursuant to
  acquisition of subsidiary.......         --         --         36          --          180            --             --
Net loss..........................         --         --         --          --           --            --         (3,572)
                                    ---------  ---------  ---------         ---   -----------  -------------  ------------
Balance at December 31, 1996......         --  $      --      9,160   $       9    $  28,919     $    (355)    $  (19,499)
                                    ---------  ---------  ---------         ---   -----------  -------------  ------------
                                    ---------  ---------  ---------         ---   -----------  -------------  ------------

                                        TOTAL
                                    STOCKHOLDERS'
                                       EQUITY
                                      (DEFICIT)
                                    -------------
Balance at December 31, 1993......    $  (3,983)
Issuance of Series D preferred
  stock...........................        3,464
Exercise of common stock
  options.........................           22
Net loss..........................       (3,727)
                                    -------------
Balance at December 31, 1994......       (4,224)
Issuance of Series D preferred
  stock...........................        2,948
Issuance of Series D preferred
  stock to stockholders for
  distribution rights.............           --
Issuance of Series E preferred
  stock...........................          900
Deferred stock compensation.......           --
Amortization of deferred stock
  compensation....................          369
Issuance of warrant...............          740
Exercise of common stock
  options.........................           37
Net loss..........................       (3,292)
                                    -------------
Balance at December 31, 1995......       (2,522)
Issuance of common stock pursuant
  to initial public offering, net
  of expenses.....................        9,532
Conversion of preferred stock to
  common stock upon completion of
  initial public offering.........           --
Deferred stock compensation.......           --
Amortization of deferred stock
  compensation....................          489
Issuance of warrant...............          590
Exercise of common stock
  options.........................           84
Exercise of common stock
  warrants........................        2,319
Issuance of common stock pursuant
  to EG&G agreement...............        1,974
Issuances of common stock
  primarily pursuant to
  acquisition of subsidiary.......          180
Net loss..........................       (3,572)
                                    -------------
Balance at December 31, 1996......    $   9,074
                                    -------------
                                    -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          INVISION TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:


    InVision Technologies, Inc. ("InVision," or the "Company") is the worldwide leader in explosive detection technology. The Company develops, manufactures, markets and supports an explosive detection system ("EDS") for civil aviation security based on advanced computed tomography ("CT" or "CAT Scan" technology).


    Formed in 1990, InVision exited the development stage in 1995 upon the first commercial sales of its product, the CTX 5000 explosive detection system. The CTX 5000 is sold to airport and regulatory authorities and airlines throughout the world.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

    The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, Imatron Federal Systems, Inc., acquired in December 1996. All significant intercompany transactions and accounts have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  STOCK SPLIT

    Share information for all periods presented has been retroactively adjusted to reflect a 1-for-11 reverse stock split of Common Stock and Preferred Stock effected on March 15, 1996, and a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.

  REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment unless extended acceptance criteria exist, in which case revenue is recognized upon completion of such acceptance criteria. Provision for estimated installation, training and warranty costs is recorded at the time revenue is recognized.

  INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, which range from one to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the terms of the leases.

    In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Accordingly, the Company evaluates the recoverability of its assets when events and changes in circumstances indicate that such amounts may not be recoverable. The Company determines the recoverability of the carrying amount of each intangible asset by reviewing the following factors: the undiscounted value of expected operating cash flows in relation to its net capital investment; the estimated useful or contractual life of the intangible asset; the contract or product supporting the intangible asset; and, in the case of purchased technology, the Company periodically reviews the

                          INVISION TECHNOLOGIES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) recoverability of the asset value by evaluating its products with respect to technological advances, competitive products and the long-lived asset impairment losses.

  DEFERRED REVENUE

    Deferred revenue arises from advance payments received from customers for systems to be delivered within the next year.

  INCOME TAXES

    The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

  RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations as incurred. Contractually reimbursable costs for certain research and development activities are reflected as a reduction to research and development expense in the period the related costs are incurred (Note 4).

  SOFTWARE DEVELOPMENT COSTS

    To date, the period between achieving technological feasibility and the general availability of software included in the Company's product has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

  STOCK COMPENSATION

    The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" (see Note 8).

  DEPENDENCE ON SUPPLIERS

    The Company's ablility to timely deliver its products is dependent upon the availability of quality components and subsystems used in these products. The Company depends in part upon subcontractors to manufacture, assemble and deliver certain items in a timely and satisfactory manner. The Company obtains certain components and subsystems from single, or a limited number of, sources. A significant interruption in the delivery of such items could have a material adverse effect on the Company's financial condition and results of operations.

                          INVISION TECHNOLOGIES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  EXPORT SALES AND CONCENTRATION OF CREDIT RISK

    The Company markets its systems both internationally and domestically. Product sales by geographic region are as follows (in thousands):

                                                                            YEAR ENDED DECEMBER
                                                                                    31,
                                                                            --------------------
                                                                              1995       1996
                                                                            ---------  ---------
Europe (primarily United Kingdom).........................................  $   6,578  $   7,488
United States.............................................................        975      3,766
Pacific Rim...............................................................        863      2,062
Middle East...............................................................        650      2,525
                                                                            ---------  ---------
                                                                            $   9,066  $  15,841
                                                                            ---------  ---------
                                                                            ---------  ---------

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The Company limits the amount of credit exposure of cash balances by maintaining its accounts in a high credit quality financial institution. Except for the Federal Aviation Administration contract (see Note 3), the Company's standard credit policy requires prepayment of up to 50% prior to shipment on all sales. To date, the Company has not experienced any material credit losses and accordingly has not recorded an allowance for doubtful accounts at December 31, 1995 or 1996. The Company's revenues are denominated in U.S. dollars. At December 31, 1996, two customers accounted for 59% and 18% of total accounts receivable. Significant customers which represented 10% or more of revenues for the respective periods were as follows:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                  --------------------------------
                                                                       1995             1996
                                                                  ---------------  ---------------
Customer A......................................................            51%              22%
Customer B......................................................            12%              --
Customer C......................................................            11%              --
Customer D......................................................            --               13%
Customer E......................................................            --               12%
Customer F......................................................            --               12%
Customer G......................................................            --               16%
Customer H......................................................            --               13%

  NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of Common Stock and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, Common Stock and common equivalent shares issued by the Company during the 12-month period prior to the Company's initial public offering consisting of convertible preferred stock (using the if-converted method), and stock options and warrants (using the treasury stock method) have been included in the calculation as if they were outstanding for all periods prior to and including March 31, 1997, even though their effect is antidilutive. Historical net loss per share amounts have not been presented in 1994 because such amounts are not deemed meaningful due to the

                          INVISION TECHNOLOGIES, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) significant changes in the Company's capital structure that occurred in connection with the initial public offering.

  UNAUDITED INTERIM FINANCIAL DATA

    The unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the financial statements for these periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

  RECLASSIFICATIONS

    Certain prior year balances have been reclassified to be consistent with the 1996 presentation.

NOTE 3--FEDERAL AVIATION ADMINISTRATION (FAA) CONTRACT:

    In December 1996, the Company entered into a contract with the Federal Aviation Administration ("FAA" and the "FAA Contract") to deliver fifty-four
(54) CTX 5000 systems to various airports in the United States beginning in January and ending in December 1997. The minimum amount due from the FAA under this contract, including all related products and associated installation and support services, is $52.2 million. The Company will invoice and collect progress payments while systems are being manufactured in an amount equal to 80% of manufacturing costs incurred. The balance will be invoiced and collected after delivery and installation of each system.

    The number of systems deliverable under the FAA Contract during 1997 exceeds the total number of systems manufactured by the Company to date. The Company has determined that its existing manufacturing facilities are inadequate to meet its obligation to deliver 54 systems under the FAA Contract and, accordingly, has entered into a lease agreement for new primary operating facilities including new manufacturing facilities (see Note 12). The Company believes that these new facilities will be adequate to meet its current delivery obligations.

NOTE 4--RESEARCH AND DEVELOPMENT CONTRACTS:

    The Company has been awarded various research and development contracts and grants by the FAA to share in the costs of developing and enhancing the Company's product. During 1994, 1995 and 1996, the Company was entitled to reimbursements of $821,000, $593,000 and $1,476,000, respectively, under these contracts and grants. Such reimbursements have been reflected as a reduction to research and development expense in each period presented. Billings are rendered to the FAA monthly on the basis of actual costs incurred. At December 1995 and 1996, the related receivable balance from the FAA was $17,000 and $331,000, respectively.

                          INVISION TECHNOLOGIES, INC.

NOTE 5--BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1995       1996
                                                               ---------  ---------   MARCH 31,
                                                                                        1997
                                                                                     -----------
                                                                                     (UNAUDITED)
Accounts receivable:
  Billed.....................................................  $     388  $   5,026   $   4,417
  Unbilled...................................................        347        961       1,059
                                                               ---------  ---------  -----------
                                                               $     735  $   5,987   $   5,476
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

Inventories:
  Raw material and purchased components......................  $   1,853  $   3,003   $   3,582
  Work-in-process............................................        779      1,331       2,124
  Finished goods.............................................        781        476         405
                                                               ---------  ---------  -----------
                                                               $   3,413  $   4,810   $   6,111
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

Property and equipment:
  Machinery and equipment....................................  $     868  $   1,400   $   1,614
  Self constructed assets....................................        606      1,140       1,197
  Furniture and fixtures.....................................         71        160         162
  Leasehold improvements.....................................         73        145         131
                                                               ---------  ---------  -----------
                                                                   1,618      2,845       3,104
  Less accumulated depreciation and amortization.............       (704)    (1,041)     (1,232)
                                                               ---------  ---------  -----------
                                                               $     914  $   1,804   $   1,872
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

       Self-constructed assets are manufactured by the Company for use in system testing and support, and include the cost of parts and materials, and an overhead allocation. The Company depreciates self-constructed assets over their respective estimated useful lives which range from three to five years.

       At December 31, 1995 and 1996 the Company had $53,000 and
       $222,000, respectively, of capitalized lease equipment and related accumulated amortization of $6,000 and $39,000, respectively.

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1995       1996
                                                               ---------  ---------   MARCH 31,
                                                                                        1997
                                                                                     -----------
                                                                                     (UNAUDITED)
Accrued liabilities:
  Warranty reserves..........................................  $     695  $     645   $   1,028
  Accrued employee compensation..............................        327        311         232
  Income taxes...............................................         --         --         131
  Other......................................................        195         64         178
                                                               ---------  ---------  -----------
                                                               $   1,217  $   1,020   $   1,569
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

                          INVISION TECHNOLOGIES, INC.

NOTE 6--SHORT-TERM DEBT:

    At December 31, 1995, $2,000,000 of short-term debt was outstanding representing all of the funds available under a line of credit agreement with a bank. Interest accrued under the line of credit agreement at a rate of prime plus 1%. The rate in effect at December 31, 1995 was 9.75%. All amounts outstanding under this line of credit agreement were repaid in May 1996, and the line of credit agreement was subsequently terminated.

    In December 1995, the Company entered into a $2,000,000 Bridge Loan Agreement (the "Bridge Loan") with a lender. Under the agreement, the Company borrowed $1,000,000 in December 1995, and an additional $1,000,000 in February 1996. Principal outstanding under the agreement was secured by all assets of the Company. The Bridge Loan was repaid in full on May 1, 1996, in accordance with its terms.

    In connection with the Bridge Loan, the lender received the Bridge Loan Warrants described in Note 7, below. The aggregate fair value of the Bridge Loan Warrants, as determined at their respective dates of issuance, was $1,330,000. Such value represents a discount that was amortized as a financing cost over the period that the Bridge Loan was outstanding.

    At December 31, 1995, certain of the Company's stockholders had advanced $200,000 directly to the Company. Interest accrued at prime plus 1%. This advance was repaid in December 1996.

NOTE 7--STOCKHOLDERS' EQUITY (DEFICIT):

  COMMON STOCK

    In November 1996, the Company issued 183,750 shares of unregistered Common Stock to EG&G International Ltd. at $10.88 per share, reflecting a 10% discount from the market price of the Company's Common Stock in connection with the signing of a Research, Development and License Agreement (Note 11). Net proceeds totaled $1,974,000. These shares will be registered at the request of the shareholder upon the earlier of a public offering by the Company resulting in net proceeds of at least $10,000,000 or November 1997.

    In April 1996, the Company issued 1,800,000 shares of Common Stock at $5.50 per share in conjunction with the Company's initial public offering ("IPO"). Proceeds to the Company, net of discounts, commissions and offering expenses, totaled $8,211,000. In May 1996, the underwriters exercised their over-allotment option to purchase 270,000 additional shares of Common Stock for total net proceeds to the Company of $1,321,000. Proceeds from the IPO were used primarily to repay short term debt, reduce outstanding accounts payable and to provide working capital for the Company.

    In connection with the Company's IPO, Donald & Co. Securities Inc., the underwriter, received, under the terms of the underwriting agreement, four-year warrants to purchase 180,000 shares of the Company's Common Stock at a price of $6.60 per share commencing April 23, 1997.

  PREFERRED STOCK

    In conjunction with the Company's IPO, all outstanding Convertible Preferred Stock converted to Common Stock. As of December 31, 1996, there were 5,000,000 shares of Preferred Stock authorized and no shares were issued and outstanding. The Board of Directors is authorized to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and number of shares constituting any series or the designation of such series, without further action or vote by the Company's stockholders.

                          INVISION TECHNOLOGIES, INC.

NOTE 7--STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)
  WARRANTS

    In connection with the Bridge Loan, the Company issued three-year warrants to purchase 63,636 and 227,272 shares of Common Stock in 1995 at $5.50 and $4.40 per share, respectively, and 227,272 shares of Common Stock at $4.40 per share in 1996. The Bridge Loan warrants were exercised in full at various times during the month of August 1996, with the Company receiving net proceeds from the exercise of $2,319,000.

NOTE 8--EMPLOYEE STOCK AND BENEFIT PLANS:

  EQUITY INCENTIVE PLAN

    In March 1996, the Board of Directors approved the amended and restated 1991 Stock Option Plan, which was renamed the Equity Incentive Plan. The Equity Incentive Plan provides for the granting of incentive stock options and non qualified stock options for the purchase of up to an aggregate of 2,221,818 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the Equity Incentive Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options granted under the Equity Incentive Plan generally vest over a four year period.

    Incentive and non qualified stock options may be granted at an exercise price per share of not less than 85% of the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Options granted under the Equity Incentive Plan generally expire ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock). In December 1994, the Company repriced all outstanding options in order to reconstitute the option pool as a result of the dilutive effect on common stock of the issuance of Series D Preferred Stock during the year. The outstanding options were cancelled and new options were issued at an exercise price of $0.55 per share, which represented the fair value of common stock as determined by the Board of Directors. Cumulative vesting percentages applicable to the cancelled options were given to the regranted options.

    In connection with grants of stock options to employees and directors in 1995 and 1996, the Company recorded $1,061,000 and $152,000, respectively, of deferred compensation representing the difference between the deemed fair value of the Company's Common Stock and the exercise price at the date of grant. Of such amounts, $369,000 and $489,000 were recorded to expense in 1995 and 1996, respectively. The remaining $355,000 is being amortized over the remaining vesting period of the related options.

                          INVISION TECHNOLOGIES, INC.

NOTE 8--EMPLOYEE STOCK AND BENEFIT PLANS: (CONTINUED)

    Transactions under the Equity Incentive Plan are summarized as follows (in thousands except per share amounts):

                                                                                 YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------------------------------------
                                                                  1994                      1995                     1996
                                                        ------------------------  ------------------------  ----------------------
                                                                      WEIGHTED                  WEIGHTED                WEIGHTED
                                                                       AVERAGE                   AVERAGE                 AVERAGE
                                                                      EXERCISE                  EXERCISE                EXERCISE
                                                          SHARES        PRICE       SHARES        PRICE      SHARES       PRICE
                                                        -----------  -----------  -----------  -----------  ---------  -----------
Outstanding at beginning of period....................         234    $    1.23          383    $    0.57       1,190   $    0.82
  Granted.............................................         402         0.63          896         0.92         150        9.13
  Exercised...........................................         (26)        0.61          (66)        0.55        (122)       0.69
  Canceled............................................        (227)        1.36          (23)        0.96         (77)       0.85
                                                               ---                     -----                ---------
Outstanding at period end.............................         383         0.57        1,190         0.82       1,141        1.92
                                                               ---                     -----                ---------
                                                               ---                     -----                ---------
Options exercisable at period end.....................         202         0.58          384         0.56         643        0.80
                                                               ---                     -----                ---------
                                                               ---                     -----                ---------
Weighted average grant date fair value of such options
 granted during the year..............................                                                      $    4.04
                                                                                                            ---------
                                                                                                            ---------
Weighted average grant date fair value of options
 granted during the year at exercise prices below
 market prices........................................                                                      $      --
                                                                                                            ---------
                                                                                                            ---------

    The following table summarizes information about employee and director stock options outstanding at December 31, 1996 (in thousands, except per share amounts):

                                                                                                  OPTIONS
                                                          OPTIONS OUTSTANDING                   EXERCISABLE
                                                       -------------------------              ---------------
                                                                       AVERAGE     WEIGHTED          WEIGHTED
                                                                      REMAINING    AVERAGE           AVERAGE
                                                         NUMBER      CONTRACTUAL   EXERCISE   NUMBER EXERCISE
RANGE OF EXERCISE PRICES                               OUTSTANDING      LIFE        PRICE     EXERCISABLE  PRICE
-----------------------------------------------------  -----------   -----------   --------   -----  --------
$0.55................................................       479          7.9        $ 0.55    356     $0.55
$1.10................................................       512          8.8          1.10    287      1.10
$3.30................................................         9          9.0          3.30     --        --
$4.40................................................        15          9.2          4.40     --        --
$5.50................................................        28          9.4          5.54     --        --
$10.50...............................................         7          9.8         10.50     --        --
$11.25...............................................        41         10.0         11.25     --        --
$11.88...............................................        50          9.9         11.88     --        --
                                                          -----                               -----
                                                          1,141          8.5          1.92    643      0.80
                                                          -----                               -----
                                                          -----                               -----

                          INVISION TECHNOLOGIES, INC.

NOTE 8--EMPLOYEE STOCK AND BENEFIT PLANS: (CONTINUED)
  FAIR VALUE DISCLOSURES

    Had compensation cost for options granted in 1995 and 1996 under the Company's 1996 Equity Incentive Plan been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's net loss and pro forma net loss per share would have been as follows (in thousands except per share amounts):

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Net loss:
  As reported..........................................................  $  (3,292) $  (3,572)
  Pro forma............................................................     (3,330)    (3,665)
Pro forma net loss per share:
  As reported..........................................................  $   (0.50) $   (0.44)
  Pro forma............................................................      (0.50)     (0.47)

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for both periods; risk-free interest rates of 5.89% to 6.00% for options granted during the year ended December 31, 1995 and 5.19% to 6.38% for options granted during the year ended December 31, 1996; weighted average expected option term of five years for both periods; and a volatility rate of 65%.

  1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted in March 1996. A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. As of December 31, 1996, no shares have been issued under the Purchase Plan.

NOTE 9--COMMITMENTS:

    The Company leases facilities and equipment under non-cancelable leases expiring at various times through 2000. Future minimum lease payments under these leases at December 31, 1996 are as follows (in thousands):

                                                                         OPERATING     CAPITAL
YEAR ENDING DECEMBER 31,                                                   LEASE        LEASE
----------------------------------------------------------------------  -----------  -----------
 1997.................................................................   $     370    $      89
  1998................................................................         286           89
  1999................................................................          --           37
                                                                               ---          ---
                                                                         $     656          215
                                                                               ---
                                                                               ---
  Less amount representing interest...................................                      (37)
                                                                                            ---
  Present value of capital lease obligation...........................                      178
  Less current portion................................................                      (68)
                                                                                            ---
    Long term capital lease obligation................................                $     110
                                                                                            ---
                                                                                            ---

    Rent expense for 1994, 1995 and 1996 was $252,000, and $289,000 and
$328,000, respectively.

                          INVISION TECHNOLOGIES, INC.

NOTE 10--INCOME TAXES:

    As a result of the losses generated during 1994, 1995 and 1996 the Company has recorded no provision for income taxes and therefore a reconciliation of the federal statutory rate to the effective rate is not meaningful.

    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Net operating loss carryforwards.......................................  $   2,810  $   4,256
Credit carryforwards...................................................        750        877
Depreciation and amortization..........................................         31       (103)
Accrued expenses.......................................................        380        490
Other..................................................................        199         60
                                                                         ---------  ---------
Gross deferred tax assets..............................................      4,170      5,580
Deferred tax asset valuation allowance.................................     (4,170)    (5,580)
                                                                         ---------  ---------
Net deferred tax assets................................................  $      --  $      --
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based upon currently available evidence including its prior history of losses, that some portion or all of the deferred tax assets will not be realized.

    At December 31, 1996, the Company had federal net operating loss carryforwards of approximately $10,969,000 available to reduce future federal and state taxable income. The Company's net operating loss carryforwards expire from 2005 to 2011. The tax benefit of the net operating loss and credit carryforwards may be limited due to the impact of the Tax Reform Act of 1986. Events which may cause the tax benefit to be limited include, but are not limited to, a cumulative stock ownership change of more than 50%, as defined, over a three-year period and the timing of utilization of various tax benefits carried forward. As a result of changes in ownership that have occurred, future utilization of certain of the Company's carryforwards will be limited to approximately $500,000 per year. Accordingly, the balance of net operating loss carryforwards at December 31, 1996 has been adjusted to reflect the limitation.

NOTE 11--RELATED PARTY TRANSACTIONS:

    In November 1996, the Company entered into a Research, Development and License Agreement with EG&G Astrophysics, an affiliate of EG&G International Ltd. Under the terms of this agreement, the Company and EG&G Astrophysics are each committed to contribute up to $1,000,000 to fund a joint research and development effort to develop an explosive detection system with enhanced capability for reliable detection of explosives at higher rates of through-put than the Company's existing system. Any new technology developed in connection with the research and development effort will be jointly owned. The agreement terminates in May 1998. As of December 31, 1996, the Company has made no expenditures related to its commitment under this agreement.

    The Company was originally formed as a joint venture arrangement between Imatron, Inc. ("Imatron", a publicly traded company in the U.S.) and F.I.M.A.I. Holding, S.A. ("FIMAI", a Luxembourg corporation). In connection with the formation of the Company, the Company and FIMAI entered into a Manufacturing and Distribution Agreement (the "Distribution Agreement") which appointed FIMAI as the exclusive manufacturer, purchaser and distributor for the Company's CTX 5000 systems in Europe. At December 31, 1994, the

                          INVISION TECHNOLOGIES, INC.

NOTE 11--RELATED PARTY TRANSACTIONS: (CONTINUED)
Company had obtained a temporary consent from FIMAI for the Company to manufacture and sell the CTX 5000 in Europe. In April 1995, FIMAI transferred all of its shares of the Company to HARAX Holding, S.A. ("HARAX," a Luxembourg Corporation) and ElectroParts Holding, S.A. ("ElectroParts," a Luxembourg Corporation). Both Harax and ElectroParts have significant common ownership with FIMAI. As a consequence of the transfer of ownership, FIMAI's rights under the Distribution Agreement were transferred to HARAX and ElectroParts.

    In June 1995, the Company issued 56,818 and 170,455 shares of Series D Preferred Stock to ElectroParts and HARAX, respectively, in exchange for the cancellation of the Distribution Agreement. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 48, this transaction is valued at zero, the historical cost basis of the Distribution Agreement to ElectroParts and HARAX.

    During 1995 and 1996, the Company paid $116,000 and $264,000, respectively to certain of the Company's directors for professional and/or consulting services. In May 1995, the Company issued 649,434 shares of Series D Preferred Stock in satisfaction of $2,429,000 of indebtedness. In June 1995, the Company issued 13,368 shares of Series D Preferred Stock to an officer of the Company in satisfaction of $50,000 in indebtedness.

NOTE 12--SUBSEQUENT EVENTS:


  NEW FACILITY LEASE


    In February 1997, the Company entered into a new lease for its future primary operating facility. The Company plans to relocate to the new facility in mid-1997 upon the completion of tenant improvement construction. The lease covers an initial ten year term and includes a five year renewal option. The initial rental rate of $672,000 per year increases annually to $1,326,000 in year ten. The Company plans to sub-lease its current primary operating facilities subsequent to its relocation. Based on current market rental rates for similar facilities, the Company estimates that sub-lease rental rates will not be less than the Company's existing rental rate for the remainder of the lease term.

  LINE OF CREDIT

    In February 1997, the Company entered into two one-year revolving line of credit agreements with Silicon Valley Bank. The first agreement provides for maximum borrowings generally in an amount up to the lower of 80% of eligible domestic accounts receivable or $4.5 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 1.00% per annum (9.25% at December 31, 1996). The second agreement is partially guaranteed by the Export-Import Bank of the United States and provides for maximum borrowings generally in an amount up to the lower of (i) the sum of 90% of eligible export accounts receivable plus 70% of eligible raw materials and work-in-process inventory designated for export customers (ii) $4.5 million less outstanding letters of credit or (iii) $3.0 million. Borrowings under this agreement generally bear interest at the bank's prime rate plus 0.75% per annum (9.00% at December 31, 1996). Borrowings under both agreements are secured by all of the Company's assets. The agreements require that the Company maintain certain financial ratios and levels of tangible net worth and profitability and also prohibit the Company from paying cash dividends. Proceeds of loans under the first line of credit may be used for general corporate purposes and proceeds of loans under the second line of credit must be used to finance goods intended for export.

                             INVISION TECHNOLOGIES
                    DETECTION TECHNOLOGIES FOR A SAFER WORLD
                           CTX 5000 SCANNING PROCESS

[Image of a transparent suitcase with a green block in it followed by a transparent suitcase with a green block and three sticks of dynamite in it on conveyer belt with the first suitcase entering the pre-scanner]

BAG #1 ENTERS THE CTX 5000 AND IS SCANNED BY THE X-RAY PRE-SCANNER.

[Image of the first suitcase in the CT slice plane]

THE CTX 5000 SYSTEM'S COMPUTER UTILIZES THE PRE-SCANNER DATA TO DETERMINE CT SLICE LOCATION.

[Image of the first suitcase in CT slice plane and the second suitcase in the pre-scanner]

THE CTX 5000 USES A SOURCE OF X-RAYS ROTATING AROUND AN OBJECT TO CREATE TWO-DIMENSIONAL IMAGES OF THE DENSITY DISTRIBUTION OF THE OBJECT'S CROSS-SECTION (SLICE).

[Image of the first suitcase cleared and released and the second suitcase entering the CT portion of the CTX 5000]

THE DATA GATHERED FROM THE SLICES ARE USED TO MEASURE THE PHYSICAL CHARACTERISTICS OF OBJECTS. ONCE MEASURED, EACH CHARACTERISTIC IS AUTOMATICALLY COMPARED TO A DATABASE OF EXPLOSIVES CHARACTERISTICS.

[Image of the second suitcase in CT slice plane]

IF AN OBJECT IS DETERMINED TO CONTAIN THE CHARACTERISTICS OF AN EXPLOSIVE, ADDITIONAL SLICES OF THE OBJECT ARE COLLECTED IN ORDER TO ANALYZE THE QUANTITY OF THE THREAT.

[Image of the second suitcase remaining in the CT portion of the CTX 5000]

AT THIS STAGE, THREATS WHICH CANNOT BE CLEARED AUTOMATICALLY BY THE CTX 5000 ARE SUBMITTED TO AN OPERATOR ALONG WITH ALL OF THE SUPPORTING DATA FOR THREAT RESOLUTION.

                                [INVISION LOGO]